                                                                    Exhibit 99.1

Item 6.  Selected Financial Data
--------------------------------

The following table sets forth selected, historical consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this annual report on Form 10-K.

The Company believes that the book value of its real estate assets, which reflects the historical costs of such real estate assets less accumulated depreciation, is not indicative of the current market value of its properties. Historical operating results are not necessarily indicative of future operating performance.

                                                                 Year ended December 31, (2)
                                   -----------------------------------------------------------------------------------
                                       2003              2002              2001              2000              1999
                                   -----------       -----------       -----------       -----------       -----------
                                                     (in thousands, except per share information)
Operating Data:
Revenues from
 rental property (1)               $   475,541       $   427,868       $   425,575       $   417,432       $   395,365
Interest expense                   $   102,597       $    85,323       $    87,005       $    90,858       $    83,479
Depreciation and
 amortization                      $    85,168       $    69,944       $    67,560       $    65,455       $    61,852
Gain on sale of
 development properties            $    17,495       $    15,880       $    13,418       $        --       $        --
Gain on sale of
 operating properties              $     3,177       $        --       $     3,040       $     3,962       $     1,552
Provision for income taxes         $     8,514       $    12,904       $    19,376       $        --       $        --
Income from continuing
 operations                        $   233,412       $   232,877       $   204,460       $   182,971       $   157,479
Income per common share,
 from continuing
 operations:
    Basic                          $      2.10       $      2.14       $      1.98       $      1.69       $      1.44
    Diluted                        $      2.07       $      2.13       $      1.95       $      1.67       $      1.43
Weighted average number of
 shares of common stock:
    Basic                              107,092           104,458            96,317            92,688            90,709
    Diluted                            108,770           105,969           101,163            93,653            91,466
Cash dividends declared
 per common share                  $      2.19       $      2.10       $      1.96       $      1.81       $      1.64


                                                                      December 31,
                                   -----------------------------------------------------------------------------------
                                       2003              2002              2001              2000              1999
                                   -----------       -----------       -----------       -----------       -----------
Balance Sheet Data:
Real estate, before
 accumulated depreciation          $ 4,136,524       $ 3,398,971       $ 3,201,364       $ 3,114,503       $ 2,951,050
Total assets                       $ 4,603,925       $ 3,758,350       $ 3,387,342       $ 3,175,294       $ 3,011,297
Total debt                         $ 2,154,948       $ 1,576,982       $ 1,328,079       $ 1,325,663       $ 1,249,571
Total stockholders' equity         $ 2,135,846       $ 1,908,800       $ 1,892,647       $ 1,708,285       $ 1,609,256



Cash flow provided
 by operations                     $   308,632       $   278,931       $   287,444       $   250,546       $   237,153
Cash flow used for
 investing activities              $  (642,365)      $  (396,655)      $  (157,193)      $  (191,626)      $  (205,219)
Cash flow (used for) provided
 by financing activities           $   346,059       $    59,839       $   (55,501)      $   (67,899)      $   (47,778)


(1) Does not include (i) revenues from rental property relating to unconsolidated joint ventures, (ii) revenues relating to the investment in retail stores leases and (iii) revenues from properties included in discontinued operations.

(2) All years have been adjusted to reflect the impact of operating properties sold during the nine months ended September 30, 2004 and the year ended December 31, 2003 and properties classified as held for sale as of December 31, 2003 which are reflected in discontinued operations in the Consolidated Statements of Income.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this annual report on Form 10-K. Historical results and percentage relationships set forth in the Consolidated Statements of Income contained in the Consolidated Financial Statements, including trends which might appear, should not be taken as indicative of future operations.

Executive Summary
-----------------

Kimco Realty Corporation is one of the nation's largest publicly-traded owners and operators of neighborhood and community shopping centers. As of February 5, 2004, the Company's portfolio was comprised of 699 property interests, including 620 shopping center properties (including 26 property interests relating to the Company's Preferred Equity program), 36 retail store leases, 33 ground-up development projects and ten undeveloped parcels of land, totaling approximately
102.6 million square feet of leasable space (including 3.9 million square feet related to the Company's Preferred Equity program and 4.9 million square feet projected for the ground-up development projects) located in 41 states, Canada and Mexico.

The Company is self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for over 40 years. The executive officers are engaged in the day-to-day management and operation of real estate exclusively with the Company, with nearly all-operating functions, including leasing, asset management, maintenance, construction, legal, finance and accounting administered by the Company.

Additionally, in connection with the Tax Relief Extension Act of 1999 (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion (ii) retail real estate advisory and disposition services which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions. The Company will consider other investments through taxable REIT subsidiaries should suitable opportunities arise.

The Company's strategy is to maintain a strong balance sheet while investing opportunistically and selectively. The Company's intends to continue to execute its plan of delivering solid growth in earnings and dividends. As a result of the improved 2003 performance, the Board of Directors increased the quarterly dividend to $0.57 from $0.54, effective for the first quarter of 2004.

Critical Accounting Policies
----------------------------

The Consolidated Financial Statements of the Company include the accounts of the Company, its wholly-owned subsidiaries and all partnerships in which the Company has a controlling interest. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying Consolidated Financial Statements and related notes. In preparing these financial statements, management has made its best estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates are based on, but not limited to, historical results, industry standards and current economic conditions, giving due consideration to materiality. The most significant assumptions and estimates relate to revenue recognition and the recoverability of trade accounts receivable, depreciable lives and valuation of real estate. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

        Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. In addition, leases typically provide for reimbursement to the Company of common area maintenance, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned. Rental income may also include payments received in connection with lease termination agreements.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable.

        Real Estate

Upon acquisition of operating real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS No. 141"). Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities. The Company utilized methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

The Company's investments in real estate properties are carried at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings                                   15 to 46 years
Fixtures, building and leasehold            Terms of leases or useful lives,
 improvements (including certain            whichever is shorter
 identified intangible assets)

The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company's net income.

Real estate under development on the Company's Consolidated Balance Sheets represent ground-up development projects which are held for sale upon completion. These assets are carried at cost and no depreciation is recorded. The cost of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If in management's opinion, the estimated net sales price of these assets is less than the net carrying value, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property. A gain on the sale of these assets is generally recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards No. 66, Accounting for Real Estate Sales.

        Long Lived Assets

On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. A property value is considered impaired only if management's estimate of current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life is less than the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trend and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the carrying value of the property would be adjusted to an amount to reflect the estimated fair value of the property.

When a real estate asset is identified by management as held for sale the Company ceases depreciation of the asset and estimates the sales price of such asset net of selling costs. If, in management's opinion, the net sales price of the asset is less than the net book value of such asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties, investments in joint ventures and other investments. The Company's reported net income is directly affected by management's estimate of impairments and/or valuation allowances.

Results of Operations
---------------------

        Comparison 2003 to 2002

Revenues from rental property increased $47.7 million or 11.1% to $475.5 million for the year ended December 31, 2003, as compared with $427.9 million for the year ended December 31, 2002. This net increase resulted primarily from the combined effect of (i) the acquisition of 55 operating properties during 2003, including 41 operating properties acquired in the Mid-Atlantic Merger, providing revenues of $34.2 million for the year ended December 31, 2003, (ii) the full year impact related to the 13 operating properties acquired in 2002 providing incremental revenues of $16.6 million, and (iii) an overall increase in shopping center portfolio occupancy to 90.7% at December 31, 2003 as compared to 87.8% at December 31, 2002 and the completion of certain development and redevelopment projects, providing incremental revenues of approximately $18.1 million as compared to the corresponding year ended December 31, 2002, offset by (iv) a decrease in revenues of approximately $8.4 million resulting from the bankruptcy filing of Kmart Corporation ("Kmart") and subsequent rejection of leases, and
(v) sales of certain shopping center properties and tenant buyouts resulting in a decrease of revenues of approximately $12.8 million as compared to the preceding year.

Rental property expenses including depreciation and amortization increased $25.6 million or 13.9% to $209.2 million for the year ended December 31, 2003 as compared to $183.6 million for the preceding year. The rental property expense components of operating and maintenance and depreciation and amortization increased approximately $24.4 million or 21.5% for the year ended December 31, 2003 as compared with the year ended December 31, 2002. This increase is primarily due to property acquisitions during 2003 and 2002 and increased snow removal costs during 2003.

Income from other real estate investments increased $6.8 million to $22.8 million as compared to $16.0 million for the preceding year. This increase is primarily due to increased investment in the Company's preferred equity program contributing $4.6 million during 2003 as compared to $1.0 million in 2002, contribution of $12.1 million from the Kimsouth investment resulting from the disposition of 14 investment properties during 2003, offset by a decrease in income of $7.8 million from the Montgomery Ward Asset Designation rights transaction.

Management and other fee income increased approximately $3.2 million to $15.3 million for the year ended December 31, 2003 as compared to $12.1 million for the year ended December 31, 2002. This increase is primarily due to (i) increased management and acquisition fees resulting from the growth of the KROP portfolio, (ii) increased management fees from KIR resulting from the growth of the KIR portfolio, and (iii) increased property management activity providing incremental fee income of approximately $1.1 million for the year ended December 31, 2003 as compared to the preceding year.

Interest expense increased $17.3 million or 20.2% to $102.6 million for the year ended December 31, 2003, as compared with $85.3 million for the year ended December 31, 2002. This increase is primarily due to an overall increase in borrowings during the year ended December 31, 2003 as compared to the preceding year, including additional borrowings and assumption of mortgage debt totaling approximately $616.0 million in connection with the Mid-Atlantic Merger.

General and administrative expenses increased approximately $7.0 million for the year ended December 31, 2003, as compared to the preceding calendar year. This increase is primarily due to (i) increased staff levels related to the growth of the Company, and (ii) other personnel related costs, associated with a realignment of our regional operations.

During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003.

During December 2002, the Company reached agreement with certain lenders in connection with four individual non-recourse mortgages encumbering four former Kmart sites. The Company paid approximately $24.2 million in full satisfaction of these loans which aggregated approximately $46.5 million. The Company recognized a gain on early extinguishment of debt of approximately $22.3 million for the year ended December 31, 2002.

As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2002, that its investment in four operating properties, comprised of an aggregate 0.4 million square feet of GLA with an aggregate net book value of approximately $23.8 million, may not be fully recoverable. Based upon management's assessment of current market conditions and the lack of demand for the properties, the Company has reduced its potential holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the projected future operating cash flows of the properties and the effects of current market conditions, the Company has determined that its investment in these assets was not fully recoverable and has recorded an adjustment of property carrying value aggregating approximately $12.5 million for the year ended December 31, 2002. Approximately $1.5 million relating to the adjustment of property carrying value for one of these properties is included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

Provision for income taxes decreased $4.4 million to $8.5 million for the year ended December 31, 2003, as compared with $12.9 million for the year ended December 31, 2002. This decrease is primarily due to less taxable income provided by the Montgomery Ward Asset Designation Rights transaction in 2003 as compared to 2002.

Equity in income of real estate joint ventures, net increased $4.6 million to $42.3 million for the year ended December 31, 2003, as compared to $37.7 million for the year ended December 31, 2002. This increase is primarily attributable to the equity in income from the Kimco Income REIT joint venture investment, the RioCan joint venture investment, and the KROP joint venture investment as described below.

During 1998, the Company formed KIR, a limited partnership established to invest in high quality retail properties financed primarily through the use of individual non-recourse mortgages. The Company has a 43.3% non-controlling limited partnership interest in KIR, which the Company manages, and accounts for its investment in KIR under the equity method of accounting. Equity in income of KIR increased $1.6 million to $19.8 million for the year ended December 31, 2003, as compared to $18.2 million for the preceding year. This increase is primarily due to the Company's increased capital investment in KIR totaling $13.0 million during 2003 and $23.8 million during 2002. The additional capital investments received by KIR from the Company and its other institutional partners were used to purchase additional shopping center properties throughout calendar year 2003 and 2002.

During October 2001, the Company formed a joint venture (the "RioCan Venture") with RioCan Real Estate Investment Trust ("RioCan", Canada's largest publicly traded REIT measured by gross leasable area ("GLA")), in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. As of December 31, 2003, the RioCan Venture consisted of 31 shopping center properties and three development projects with approximately 7.2 million square feet of GLA. The Company's equity in income from the RioCan Venture increased approximately $3.4 million to $12.5 million for the year ended December 31, 2003, as compared to $9.1 million for the preceding year.

During October 2001, the Company formed the Kimco Retail Opportunity Portfolio ("KROP"), a joint venture with GE Capital Real Estate ("GECRE") which the Company manages and has a 20% non-controlling interest. The purpose of this venture is to acquire established, high-growth potential retail properties in the United States. As of December 31, 2003, KROP consisted of 23 shopping center properties with approximately 3.5 million square feet of GLA. The Company's equity in income from the KROP Venture increased approximately $1.0 million to $2.0 million for the year ended December 31, 2003, as compared to $1.0 million for the preceding year.

Minority interests in income of partnerships, net increased $5.5 million to $7.8 million as compared to $2.3 million for the preceding year. This increase is primarily due to the full year effect of the acquisition of a shopping center property acquired during October 2002, through a newly formed partnership by issuing approximately 2.4 million downREIT units valued at $80 million. The downREIT units are convertible at a ratio of 1:1 into the Company's common stock and are entitled to a distribution equal to the dividend rate on the Company's common stock multiplied by 1.1057.

During 2003, the Company disposed of, in separate transactions, (i) 10 operating shopping center properties, for an aggregate sales price of approximately $119.1 million, including the assignment of approximately $1.7 million of mortgage debt encumbering one of the properties, (ii) two regional malls for an aggregate sales price of approximately $135.6 million, (iii) one out-parcel for a sales price of approximately $8.1 million, (iv) transferred three operating properties to KROP for a price of approximately $144.2 million which approximated their net book value, (v) transferred an operating property to a newly formed joint venture in which the Company has a non-controlling 10% interest for a price of approximately $21.9 million which approximated its net book value and (vi) terminated four leasehold positions in locations which a tenant in bankruptcy had rejected its lease. These transactions resulted in net gains of approximately $50.8 million. Additionally, during the nine month period ended September 30, 2004, the Company (i) disposed of, in separate transactions, 11 operating properties and one ground lease for an aggregate sales price of approximately $64.4 million including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties, (ii) transferred 16 operating properties to KROP for a price of approximately $182.9 million, which approximated their net book values, and (iii) transferred 20 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $471.8 million, which approximated their net book value. These dispositions resulted in net gains of approximately $11.6 million which were recognized during the nine months ended September 30, 2004.

For those property dispositions for which SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144") is applicable, the current and prior comparative years operations of properties sold during 2003 and during the six months ended June 30, 2004 and net gain on disposition of properties sold during 2003 have been included in the caption Discontinued operations on the Company's Consolidated Statements of Income.

During 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as held-for-sale in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $19.5 million, net of accumulated depreciation of approximately $2.0 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $15.4 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $4.0 million. Additionally, during March 2004, the Company reclassified as held-for-sale two shopping center properties comprising approximately 0.3 million square feet. The book value of these properties, aggregating approximately $8.7 million, net of accumulated depreciation of approximately $4.2 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $4.5 million, was based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $4.2 million that was recognized during the nine months ended September 30, 2004. During March and June 2004, the Company, in separate transactions, completed the sale of these two properties for an aggregate sales price of approximately $5.0 million. The current and prior years comparative operations of properties sold during the nine months ended September 30, 2004 and classified as held-for-sale as of December 31, 2003, along with the adjustment of property carrying values during 2003, are included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

During 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as held-for-sale in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon executed contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

Effective January 1, 2001, the Company has elected taxable REIT subsidiary status for its wholly-owned development subsidiary, KDI. KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2003, KDI sold four projects and 26 out-parcels, in separate transactions, for approximately $134.6 million. These sales resulted in pre-tax gains of approximately $17.5 million.

During the year ended December 31, 2002, KDI sold four of its recently completed projects and eight out-parcels, in separate transactions, for approximately $128.7 million, including the assignment of approximately $17.7 million of mortgage debt encumbering one of the properties which resulted in pre-tax profits of $15.9 million.

Net income for the year ended December 31, 2003 was $307.9 million as compared to $245.7 million for the year ended December 31, 2002. On a diluted per share basis, net income increased $0.46 to $2.62 for the year ended December 31, 2003 as compared to $2.16 for the preceding year. This improved performance is primarily attributable to (i) the acquisition of operating properties, including the Mid-Atlantic Merger, during 2003 and 2002, (ii) significant leasing within the portfolio which improved operating profitability, (iii) increased contributions from KIR, the RioCan Venture and KROP, (iv) increased gains on development sales from KDI, and (v) increased gains from operating property sales of $50.8 million in 2003 as compared to $12.8 million in 2002. The 2003 improvement also includes the impact from gains on early extinguishment of debt of $9.7 million in 2003 as compared to $22.3 million in 2002 and adjustments to property carrying values of $4.0 million in 2003 and $33.0 million in 2002. The 2003 diluted per share results were decreased by a reduction in net income available to common shareholders of $0.07 resulting from the deduction of original issuance costs associated with the redemption of the Company's 7 3/4% Class A, 8 1/2% Class B and 8?% Class C Cumulative Redeemable Preferred Stocks during the second quarter of 2003.

        Comparison 2002 to 2001

Revenues from rental property increased $2.3 million or 0.5% to $427.9 million for the year ended December 31, 2002, as compared with $425.6 million for the year ended December 31, 2001. This net increase resulted primarily from the combined effect of (i) the acquisition of 13 operating properties during 2002, providing revenues of $5.1 million for the year ended December 31, 2002, (ii) the full year impact related to the three operating properties acquired in 2001 providing incremental revenues of $2.3 million, and (iii) the completion of certain development and redevelopment projects, tenant buyouts and new leasing within the portfolio providing incremental revenues of approximately $20.5 million as compared to the corresponding year ended December 31, 2001, offset by
(iv) an overall decrease in shopping center portfolio occupancy to 87.8% at December 31, 2002 as compared to 90.4% at December 31, 2001 due primarily to the bankruptcy filing of Kmart Corporation ("Kmart") and Ames Department Stores, Inc. ("Ames") and subsequent rejection of leases resulting in a decrease of revenues of approximately $24.2 million as compared to the preceding year, and
(v) sales of certain shopping center properties throughout 2001 and 2002, resulting in a decrease of revenues of approximately $1.4 million as compared to the preceding year.

Rental property expenses, including depreciation and amortization, increased $9.8 million or 5.6% to $183.6 million for the year ended December 31, 2002 as compared to $173.8 million for the preceding year. The rental property expense component of real estate taxes increased approximately $6.0 million or 11.4% for the year ended December 31, 2002 as compared with the year ended December 31, 2001. This increase relates primarily to the payment of real estate taxes by the Company on certain Kmart anchored locations where Kmart previously paid the real estate taxes directly to the taxing authorities. The rental property expense component of operating and maintenance increased approximately $1.6 million or 3.8% for the year ended December 31, 2002 as compared with the year ended December 31, 2001. This increase is primarily due to property acquisitions during 2002 and 2001, renovations within the portfolio and higher professional fees relating to tenant bankruptcies.

Income from other real estate investments decreased $22.1 million to $16.0 million as compared to $38.1 million for the preceding year. This decrease is primarily due to the decrease in income from the Montgomery Ward asset designation rights transactions described below.

During March 2001, the Company, through a taxable REIT subsidiary, formed a real estate joint venture (the "Ward Venture") in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate, of which 303 transactions were completed as of December 31, 2002. During the year ended December 31, 2002, the Ward Venture completed transactions for 32 properties. The pre-tax profits from the Ward Venture decreased approximately $23.3 million to $11.3 million for the year ended December 31, 2002 as compared to $34.6 million for the preceding year.

Mortgage financing income increased $16.8 million to $19.4 million for the year ended December 31, 2002 as compared to $2.6 million for the year ended December 31, 2001. This increase is primarily due to increased interest income earned related to certain real estate lending activities during the year ended December 31, 2002.

Management and other fee income increased approximately $5.7 million to $12.1 million for the year ended December 31, 2002 as compared to $6.4 million for the year ended December 31, 2001. This increase is primarily due to (i) a $0.6 million increase in management fees from KIR resulting from the growth of the KIR portfolio, (ii) $2.1 million of management and acquisition fees relating to the KROP joint venture activities during the year ended December 31, 2002 and
(iii) increased property management activity providing incremental fee income of approximately $3.0 million.

Other income/(expense), net increased approximately $4.7 million to $2.5 million for the year ended December 31, 2002 as compared to the preceding calendar year. This increase is primarily due to pre-tax profits earned from the Company's participation in ventures established to provide inventory liquidation services to regional retailers in bankruptcy.

Interest expense decreased $1.7 million or 1.9% to $85.3 million for the year ended December 31, 2002, as compared with $87.0 million for the year ended December 31, 2001. This decrease is primarily due to reduced interest costs on the Company's floating-rate revolving credit facilities and remarketed reset notes which was partially offset by an increase in borrowings during the year ended December 31, 2002, as compared to the preceding year.

General and administrative expenses increased approximately $3.3 million for the year ended December 31, 2002, as compared to the preceding calendar year. This increase is primarily due to higher costs related to the growth of the Company including (i) increased senior management and staff levels, (ii) increased system related costs and (iii) other personnel related costs.

The Company had previously encumbered certain Kmart sites with individual non-recourse mortgages as part of its strategy to reduce its exposure to Kmart Corporation. As a result of the Kmart bankruptcy filing in January 2002 and the subsequent rejection of leases including leases at these encumbered sites, the Company, during July 2002, had suspended debt services payments on these loans and was actively negotiating with the respective lenders. During December 2002, the Company reached agreement with certain lenders in connection with four of these locations. The Company paid approximately $24.2 million in full satisfaction of these loans which aggregated approximately $46.5 million. The Company recognized a gain on early extinguishment of debt of approximately $22.3 million.

As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2002, that its investment in four operating properties, comprised of an aggregate 0.4 million square feet of GLA with an aggregate net book value of approximately $23.8 million, may not be fully recoverable. Based upon management's assessment of current market conditions and the lack of demand for the properties, the Company has reduced its potential holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the projected future operating cash flows of the properties and the effects of current market conditions, the Company has determined that its investment in these assets was not fully recoverable and has recorded an adjustment of property carrying value aggregating approximately $12.5 million, of which approximately $1.5 million is included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

Equity in income of real estate joint ventures, net increased $16.0 million to $37.7 million for the year ended December 31, 2002, as compared to $21.7 million for the year ended December 31, 2001. This increase is primarily attributable to the equity in income from the Kimco Income REIT joint venture investment, the RioCan joint venture investment, and the KROP joint venture investment as described below.

During 1998, the Company formed KIR, a limited partnership established to invest in high quality retail properties financed primarily through the use of individual non-recourse mortgages. The Company has a 43.3% non-controlling limited partnership interest in KIR, which the Company manages, and accounts for its investment in KIR under the equity method of accounting. Equity in income of KIR increased $3.5 million to $18.2 million for the year ended December 31, 2002, as compared to $14.7 million for the preceding year. This increase is primarily due to the Company's increased capital investment in KIR totaling $23.8 million during 2002 and $30.8 million during 2001. The additional capital investments received by KIR from the Company and its other institutional partners were used to purchase additional shopping center properties throughout calendar year 2002 and 2001.

During October 2001, the Company formed a joint venture (the "RioCan Venture") with RioCan Real Estate Investment Trust ("RioCan", Canada's largest publicly traded REIT measured by gross leasable area ("GLA")), in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. As of December 31, 2002, the RioCan Venture consisted of 28 shopping center properties and four development projects with approximately 6.7 million square feet of GLA. The Company's equity in income from the RioCan Venture increased approximately $8.7 million to $9.1 million for the year ended December 31, 2002, as compared to $0.4 million for the preceding year.

During October 2001, the Company formed the Kimco Retail Opportunity Portfolio ("KROP"), a joint venture with GE Capital Real Estate ("GECRE") which the Company manages and has a 20% non-controlling interest. The purpose of this venture is to acquire established, high-growth potential retail properties in the United States. As of December 31, 2002, KROP consisted of 15 shopping center properties with approximately 1.5 million square feet of GLA. During the year ended December 31, 2002, the Company's equity in income from KROP was approximately $1.0 million.

Minority interests in income of partnerships, net increased $0.7 million to $2.3 million as compared to $1.6 million for the preceding year. This increase is primarily due to the acquisition of a shopping center property acquired through a newly formed partnership by issuing approximately 2.4 million downREIT units valued at $80 million. The downREIT units are convertible at a ratio of 1:1 into the Company's common stock and are entitled to a distribution equal to the dividend rate on the Company's common stock multiplied by 1.1057.

During 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon executed contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million. This adjustment is included, along with the related property operations for the current and comparative years, in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

During 2002, the Company, (i) disposed of, in separate transactions, 12 operating properties for an aggregate sales price of approximately $74.5 million, including the assignment/repayment of approximately $22.6 million of mortgage debt encumbering three of the properties and, (ii) terminated five leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These dispositions resulted in net gains of approximately $12.8 million for the year ended December 31, 2002. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"), the operations and net gain on disposition of these properties have been included in the caption Discontinued operations on the Company's Consolidated Statements of Income.

During 2001, the Company, in separate transactions, disposed of three operating properties, including the sale of a property to KIR, and a portion of another operating property comprising in the aggregate approximately 0.6 million square feet of GLA. Cash proceeds from these dispositions aggregated approximately $46.7 million, which resulted in a net gain of approximately $3.0 million. Cash proceeds from the sale of the operating property in Elyria, OH totaling $5.8 million, together with an additional $7.1 million cash investment, were used to acquire an exchange shopping center property located in Lakeland, FL during August 2001.

Effective January 1, 2001, the Company has elected taxable REIT subsidiary status for its wholly-owned development subsidiary ("KDI"). KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2002, KDI sold four projects and eight out-parcels, in separate transactions, for approximately $128.7 million, including the assignment of approximately $17.7 million of mortgage debt encumbering one of the properties. These sales resulted in pre-tax gains of approximately $15.9 million.

During the year ended December 31, 2001, KDI sold two of its recently completed projects and five out-parcels, in separate transactions, for approximately $61.3 million, which resulted in pre-tax profits of $13.4 million.

Net income for the year ended December 31, 2002 was $245.7 million as compared to $236.5 million for the year ended December 31, 2001, representing an increase of $9.2 million. This increase reflects the combined effect of increased contributions from the investments in KIR, KROP, the RioCan Venture and other financing investments, reduced by lower income resulting from tenant bankruptcies and subsequent rejection of leases and a decrease in profits from the Ward Venture.

Tenant Concentrations
---------------------

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2003, the Company's five largest tenants were The Home Depot, Kmart Corporation, Kohl's, Royal Ahold, and TJX Companies, which represented approximately 3.0%, 2.9%, 2.8%, 2.6% and 2.5%, respectively, of the Company's annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

On January 14, 2003, Kmart announced it would be closing 326 locations relating to its January 22, 2002 filing of protection under Chapter 11 of the U.S. Bankruptcy Code. Nine of these locations (excluding the KIR portfolio which includes three additional locations and Kimsouth which includes two additional locations) are leased from the Company. The annualized base rental revenues from these nine locations are approximately $4.3 million. As of December 31, 2003, Kmart rejected its lease at eight of these locations representing approximately $3.8 million of annualized base rental revenues. The Company has signed a lease at three of these sites, terminated its ground lease at another site, sold two properties and continues to negotiate leases with prospective tenants at the two remaining sites.

Liquidity and Capital Resources
-------------------------------

It is management's intention that the Company continually have access to the capital resources necessary to expand and develop its business. As such, the Company intends to operate with and maintain a conservative capital structure with a level of debt to total market capitalization of 50% or less. As of December 31, 2003 the Company's level of debt to total market capitalization was 30%. In addition, the Company intends to maintain strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment-grade debt ratings. The Company may, from time to time, seek to obtain funds through additional equity offerings, unsecured debt financings and/or mortgage/construction loan financings and other debt and equity alternatives in a manner consistent with its intention to operate with a conservative debt structure.

Since the completion of the Company's IPO in 1991, the Company has utilized the public debt and equity markets as its principal source of capital for its expansion needs. Since the IPO, the Company has completed additional offerings of its public unsecured debt and equity, raising in the aggregate over $3.3 billion for the purposes of, among other things, repaying indebtedness, acquiring interests in neighborhood and community shopping centers, funding ground-up development projects, expanding and improving properties in the portfolio and other investments.

The Company has a $500.0 million unsecured revolving credit facility, which is scheduled to expire in August 2006. This credit facility has made available funds to both finance the purchase of properties and other investments and meet any short-term working capital requirements. As of December 31, 2003 there was $45.0 million outstanding under this credit facility.

The Company also has a $400.0 million unsecured bridge facility, which is scheduled to expire in September 2004, with an option to extend up to $150.0 million for an additional year. Proceeds from this facility were used to partially fund the Mid-Atlantic Realty Trust transaction. (See Recent Developments - Mid-Atlantic Realty Trust Merger and Notes 3 and 13 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.) As of December 31, 2003, there was $329.0 million outstanding on this unsecured bridge facility.

The Company has a $300.0 million MTN program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs and (ii) managing the Company's debt maturities. (See Note 13 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

In addition to the public equity and debt markets as capital sources, the Company may, from time to time, obtain mortgage financing on selected properties and construction loans to partially fund the capital needs of KDI, the Company's merchant building subsidiary. As of December 31, 2003, the Company had over 400 unencumbered property interests in its portfolio.

During May 2003, the Company filed a shelf registration statement on Form S-3 for up to $1.0 billion of debt securities, preferred stock, depositary shares, common stock and common stock warrants. As of December 31, 2003, the Company had $609.7 million available for issuance under this shelf registration statement.

In connection with its intention to continue to qualify as a REIT for federal income tax purposes, the Company expects to continue paying regular dividends to its stockholders. These dividends will be paid from operating cash flows which are expected to increase due to property acquisitions, growth in operating income in the existing portfolio and from other investments. Since cash used to pay dividends reduces amounts available for capital investment, the Company generally intends to maintain a conservative dividend payout ratio, reserving such amounts as it considers necessary for the expansion and renovation of shopping centers in its portfolio, debt reduction, the acquisition of interests in new properties and other investments as suitable opportunities arise, and such other factors as the Board of Directors considers appropriate. Cash dividends paid increased to $246.3 million in 2003, compared to $235.6 million in 2002 and $209.8 million in 2001.

Although the Company receives substantially all of its rental payments on a monthly basis, it generally intends to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution will be invested by the Company in short-term money market or other suitable instruments.

The Company anticipates its capital commitment toward redevelopment projects during 2004 will be approximately $50.0 million to $75.0 million. Additionally, the Company anticipates its capital commitment toward ground-up development during 2004 will be approximately $160.0 million to $200.0 million. The proceeds from the sales of development properties and proceeds from construction loans in 2004 should be sufficient to fund the ground-up development capital requirements.

The Company anticipates that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, the Company anticipates that cash on hand, borrowings under its revolving credit facility, issuance of equity and public debt, as well as other debt and equity alternatives, will provide the necessary capital required by the Company. Cash flows from operations as reported in the Consolidated Statements of Cash Flows was $308.6 million for 2003, $278.9 million for 2002 and $287.4 million for 2001.

Contractual Obligations and Other Commitments
---------------------------------------------

The Company has debt obligations relating to its revolving credit facility, bridge facility, MTNs, senior notes, mortgages and construction loans with maturities ranging from less than one year to 20 years. As of December 31, 2003, the Company's total debt had a weighted average term to maturity of approximately 4.3 years. In addition, the Company has non-cancelable operating leases pertaining to its shopping center portfolio. As of December 31, 2003, the Company has certain shopping center properties that are subject to long-term ground leases where a third party owns and has leased the underlying land to the Company to construct and/or operate a shopping center. In addition, the Company has non-cancelable operating leases pertaining to its retail store lease portfolio. The following table summarizes the Company's debt maturities and obligations under non-cancelable operating leases as of December 31, 2003 (in millions):

                                 2004         2005        2006        2007        2008        Thereafter          Total
                                 ----         ----        ----        ----        ----        ----------          -----

Long-Term Debt                $570.4       $244.6      $198.1      $207.6      $143.1        $791.2           $2,155.0
Operating Leases
  Ground Leases               $ 11.3       $ 10.9      $ 10.2      $  9.9      $  8.9        $153.5           $  204.7
  Retail Store Leases         $  7.9       $  7.7      $  6.3      $  4.4      $  2.7        $  2.8           $   31.8

The Company has $50.0 million of unsecured senior notes, $135.0 million of medium term notes and $47.7 million of construction loans maturing in 2004. In addition, the Company's unsecured bridge facility, which is scheduled to expire in September 2004, with an option to extend up to $150.0 million for an additional year, had $329.0 million outstanding as of December 31, 2003. The Company anticipates satisfying these maturities with a combination of operating cash flows, its unsecured revolving credit facility and new debt financings.

The Company has issued letters of credit in connection with the collateralization of tax-exempt mortgage bonds, completion guarantees for certain construction projects, and guaranty of payment related to the Company's insurance program. These letters of credit aggregate approximately $15.3 million.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $5.0 million (approximately USD $3.9 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and has approximately CAD $3.1 million (approximately USD $2.4 million) outstanding as of December 31, 2003 relating to various development projects.

During 2003, the Company obtained construction financing on seven ground-up development projects for an aggregate loan commitment amount of up to $152.2 million. As of December 31, 2003, the Company had 13 construction loans with total commitments of up to $238.9 million of which $92.8 million had been funded to the Company. These loans have maturities ranging from 18 to 36 months and interest rates ranging from 2.87% to 5.00% at December 31, 2003.

Off-Balance Sheet Arrangements
------------------------------

         Unconsolidated Real Estate Joint Ventures

The Company has investments in various unconsolidated real estate joint ventures with varying structures. These investments include the Company's 43.3% non-controlling interest in KIR, the Company's 50% non-controlling interest in the RioCan Venture, the Company's 20% non-controlling interest in KROP, and varying interests in other real estate joint ventures. These joint ventures operate either shopping center properties or are established for development projects. Such arrangements are generally with third party institutional investors, local developers and individuals. The properties owned by the joint ventures are primarily financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders' sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the constituent members of the borrower, except for certain specified exceptions listed in the particular loan documents.

The KIR joint venture was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. The Company believes that these properties are appropriate for financing with greater leverage than the Company traditionally uses. As of December 31, 2003, KIR had interests in 70 properties comprising 14.6 million square feet of GLA. As of December 31, 2003, KIR had obtained individual non-recourse mortgage loans on 68 of these properties. These non-recourse mortgage loans have maturities ranging from 2 to 15 years and rates ranging from 3.23% to 8.52%. As of December 31, 2003, the Company's pro-rata share of non-recourse mortgages relating to the KIR joint venture was approximately $506.8 million. The Company also has unfunded capital commitments to KIR in the amount of approximately $42.9 million as of December 31, 2003. (See Note 8 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The RioCan Venture was established with RioCan Real Estate Investment Trust to acquire properties and development projects in Canada. As of December 31, 2003, the RioCan Venture consisted of 31 shopping center properties and three development projects with approximately 7.2 million square feet of GLA. As of December 31, 2003, the RioCan Venture had obtained individual, non-recourse mortgage loans on 27 of these properties aggregating approximately CAD $590.6 million (USD $453.3 million). These non-recourse mortgage loans have maturities ranging from five months to 11 years and rates ranging from 5.12% to 8.70%. As of December 31, 2003 the Company's pro-rata share of non-recourse mortgage loans relating to the RioCan Venture was approximately CAD $295.3 million (USD $226.7 million). (See Note 8 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Kimco Retail Opportunity Portfolio ("KROP"), a joint venture with GE Capital Real Estate ("GECRE") was established to acquire high-growth potential retail properties in the United States. As of December 31, 2003, KROP consisted of 23 shopping center properties with approximately 3.5 million square feet of GLA. As of December 31, 2003, KROP had non-recourse mortgage loans totaling $295.1 million with fixed rates ranging from 4.25% to 8.64% and variable rates ranging from LIBOR plus 1.8% to LIBOR plus 2.5%. KROP has entered into a series of interest rate cap agreements to mitigate the impact of changes in interest rates on its variable rate mortgage agreements. Such mortgage debt is collateralized by the individual shopping center property and is payable in monthly installments of principal and interest. At December 31, 2003 the weighted average interest rate for all mortgage debt outstanding was 5.04% per annum. As of December 31, 2003, the Company's pro-rata share of non-recourse mortgage loans relating to the KROP joint venture was approximately $59.0 million. Additionally, the Company along with its joint venture partner have provided interim financing ("Short-term Notes") for all acquisitions without a mortgage in place at the time of closing. As of December 31, 2003 KROP has outstanding Short-term Notes of $16.8 million due each the Company and GECRE. These short-term notes all have maturities of less than one year with rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25%. (See Note 8 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

The Company has various other unconsolidated real estate joint ventures with ownership interests ranging from 4% to 50%. As of December 31, 2003, these unconsolidated joint ventures had individual non-recourse mortgage loans aggregating approximately $425.0 million. The Company's pro-rata share of these non-recourse mortgages was approximately $187.0 million. (See Note 8 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

        Other Real Estate Investments

During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in mortgage debt. The Company's investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties. As a result of this strategy, Kimsouth has sold 16 properties as of December 31, 2003. The Kimsouth portfolio is comprised of 22 properties totaling 3.2 million square feet of GLA as of December 31, 2003 with non-recourse mortgage debt of approximately $137.0 million encumbering the properties. All mortgages payable are collateralized by certain properties and are due in monthly installments. As of December 31, 2003, interest rates range from 2.88% to 9.22% and the weighted average interest rate for all mortgage debt outstanding was 5.71% per annum. As of December 31, 2003, the Company's pro-rata share of non-recourse mortgage loans relating to the Kimsouth portfolio was approximately $61.0 million.

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company's cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended). The net investment in leveraged lease reflects the original cash investment adjusted by remaining net rentals, estimated unguaranteed residual value, unearned and deferred income, and deferred taxes relating to the investment.

As of December 31, 2003, eight of these properties were sold whereby the proceeds from the sales were used to paydown the mortgage debt by approximately $18.7 million. As of December 31, 2003, the remaining 22 properties were encumbered by third-party non-recourse debt of approximately $73.6 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease. As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this debt has been offset against the related net rental receivable under the lease.

Effects of Inflation
--------------------

Many of the Company's leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive payment of additional rent calculated as a percentage of tenants' gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses often include increases based upon changes in the consumer price index or similar inflation indices. In addition, many of the Company's leases are for terms of less than 10 years, which permits the Company to seek to increase rents to market rates upon renewal. Most of the Company's leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation. The Company periodically evaluates its exposure to short-term interest rates and foreign currency exchange rates and will, from time to time, enter into interest rate protection agreements and/or foreign currency hedge agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating-rate debt and fluctuations in foreign currency exchange rates.

New Accounting Pronouncements
-----------------------------

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights ("variable interest entities" or "VIEs") and to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model applies when either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, effective upon issuance, FIN 46 requires additional disclosures by the primary beneficiary and other significant variable interest holders. The provisions of FIN 46 apply immediately to VIE's created after January 31, 2003. In October 2003, the FASB issued FASB Staff Position 46-6, which deferred the effective date to December 31, 2003 for applying the provisions of FIN 46 for interests held by public companies in all VIEs created prior to February 1, 2003. Additionally, in December 2003, the FASB issued Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) ("FIN 46(R)"). The provisions of FIN 46(R) are effective as of March 31, 2004 for all non-special purpose entity ("non-SPE") interests held by public companies in all variable interest entities created prior to February 1, 2003. These deferral provisions did not defer the disclosure provisions of FIN 46(R).

The Company has evaluated its joint venture investments established after January 31, 2003 and based upon its interpretation of FIN 46 and applied judgment, the Company has determined that these joint venture investments are not VIEs and are not required to be consolidated.

The Company continues to evaluate all of its investments in joint ventures created prior to February 1, 2003 to determine whether any of these entities are VIEs and whether the Company is considered to be the primary beneficiary or a holder of a significant variable interest in the VIE. If it is determined that certain of these entities are VIEs the Company will be required to consolidate those entities in which the Company is the primary beneficiary or make additional disclosures for entities in which the Company is determined to hold a significant variable interest in the VIE as of March 31, 2004.

The Company's joint ventures and other real estate investments primarily consist of co-investments with institutional and other joint venture partners in neighborhood and community shopping center properties, consistent with its core business. These joint ventures typically obtain non-recourse third party financing on their property investments, thus contractually limiting the Company's losses to the amount of its equity investment, and due to the lender's exposure to losses, a lender typically will require a minimum level of equity in order to mitigate their risk. The Company's exposure to losses associated with its unconsolidated joint ventures is limited to its carrying value in these investments. (See Notes 8 and 9 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

In April 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of this statement are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material adverse impact on the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, the FASB deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the SFAS. As a result of this deferral, the adoption of SFAS No. 150 did not have a material adverse impact on the Company's financial position or results of operations.

At December 31, 2003, the estimated fair value of minority interests relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries of the Company is approximately $3.9 million. These finite-lived subsidiaries have termination dates ranging from 2019 to 2027.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk
--------------------------------------------------------------------

As of December 31, 2003, the Company had approximately $558.2 million of floating-rate debt outstanding including $45.0 million on its unsecured revolving credit facility, $85 million of unsecured MTN's due August 2004 and $329.0 million on its bridge facility due September 2004. The Company believes the interest rate risk on its floating-rate debt is not material to the Company or its overall capitalization.

As of December 31, 2003, the Company has Canadian investments totaling CAD $189.2 million (approximately USD $145.2 million) comprised of a real estate joint venture and marketable securities. In addition, the Company has Mexican real estate investments of MXN $330.3 million (approximately USD $29.4 million). The foreign currency exchange risk has been mitigated through the use of foreign currency forward contracts (the "Forward Contracts") and a cross currency swap (the "CC Swap") with major financial institutions. The Company is exposed to credit risk in the event of non-performance by the counter-party to the Forward Contracts and the CC Swap. The Company believes it mitigates its credit risk by entering into the Forward Contracts and the CC Swap with major financial institutions.

The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of December 31, 2003, the Company had no other material exposure to market risk.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Kimco Realty Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Kimco Realty Corporation and Subsidiaries (collectively, the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which requires that the results of operations, including any gain or loss on sale, relating to real estate that has been disposed of or is classified as held for sale after initial adoption be reported in discontinued operations for all periods presented.




/s/ PricewaterhouseCoopers LLP

New York, New York
March 2, 2004, except as to Note 7,
which is dated as of November 16, 2004

                      KIMCO REALTY CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share information)


                                                                                    December 31,     December 31,
                                                                                       2003              2002
                                                                                   -----------       -----------
Assets:
Real Estate
  Rental property
       Land                                                                        $   664,069       $   518,268
       Building and improvements                                                     3,166,857         2,666,626
                                                                                   -----------       -----------
                                                                                     3,830,926         3,184,894
       Less, accumulated depreciation and amortization                                 568,015           516,558
                                                                                   -----------       -----------
                                                                                     3,262,911         2,668,336
   Real estate under development                                                       304,286           234,953
   Undeveloped land parcels                                                              1,312             1,312
                                                                                   -----------       -----------
       Real estate, net                                                              3,568,509         2,904,601
  Investment and advances in real estate joint ventures                                487,394           390,484
  Other real estate investments                                                        113,085            99,542
  Mortgages and other financing receivables                                             95,019            94,024
  Cash and cash equivalents                                                             48,288            35,962
  Marketable securities                                                                 45,677            66,992
  Accounts and notes receivable                                                         57,080            56,484
  Deferred charges and prepaid expenses                                                 66,095            50,149
  Other assets                                                                         122,778            60,112
                                                                                   -----------       -----------
                                                                                   $ 4,603,925       $ 3,758,350
                                                                                   ===========       ===========

Liabilities & Stockholders' Equity:
  Notes payable                                                                    $ 1,686,250       $ 1,302,250
  Mortgages payable                                                                    375,914           230,760
  Construction loans payable                                                            92,784            43,972
  Accounts payable and accrued expenses                                                 92,239            94,784
  Dividends payable                                                                     65,969            59,646
  Other liabilities                                                                     55,006            24,198
                                                                                   -----------       -----------
                                                                                     2,368,162         1,755,610
                                                                                   -----------       -----------
  Minority interests in partnerships                                                    99,917            93,940
                                                                                   -----------       -----------
  Commitments and contingencies

Stockholders' Equity
  Preferred stock, $1.00 par value, authorized 3,600,000 shares
  Class A Preferred Stock, $1.00 par value, authorized 345,000 shares
      Issued and outstanding 0 and 300,000 shares, respectively                             --               300
      Aggregate liquidation preference $0 and $75,000, respectively
  Class B Preferred Stock, $1.00 par value, authorized 230,000 shares
      Issued and outstanding 0 and 200,000 shares, respectively                             --               200
      Aggregate liquidation preference $0 and $50,000, respectively
  Class C Preferred Stock, $1.00 par value, authorized 460,000 shares
      Issued and outstanding 0 and 400,000 shares, respectively                             --               400
      Aggregate liquidation preference $0 and $100,000, respectively
  Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
      Issued and outstanding 700,000 and 0 shares, respectively                            700                --
      Aggregate liquidation preference $175,000 and $0, respectively
  Common stock, $.01 par value, authorized 200,000,000 shares
      Issued and outstanding 110,623,967 and 104,601,828 shares, respectively            1,106             1,046
  Paid-in capital                                                                    2,147,286         1,984,820
  Cumulative distributions in excess of net income                                     (30,112)          (85,367)

                                                                                   -----------       -----------
                                                                                     2,118,980         1,901,399
Accumulated other comprehensive income                                                  16,866             7,401
                                                                                   -----------       -----------
                                                                                     2,135,846         1,908,800
                                                                                   -----------       -----------
                                                                                   $ 4,603,925       $ 3,758,350
                                                                                   ===========       ===========


       The accompanying notes are an integral part of these consolidated financial statements.

                     KIMCO REALTY CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                  (in thousands, except per share information)



                                                                             Year Ended December 31,
                                                                     -----------------------------------------
                                                                        2003            2002            2001
                                                                     ---------       ---------       ---------
REAL ESTATE OPERATIONS:
      Revenues from rental property                                  $ 475,541       $ 427,868       $ 425,575
                                                                     ---------       ---------       ---------

      Rental property expenses:
         Rent                                                           10,843          10,903          11,171
         Real estate taxes                                              60,078          58,876          52,840
         Operating and maintenance                                      53,079          43,886          42,273
                                                                     ---------       ---------       ---------
                                                                       124,000         113,665         106,284
                                                                     ---------       ---------       ---------

                                                                       351,541         314,203         319,291

      Income from other real estate investments                         22,828          16,038          38,113
      Mortgage financing income                                         18,587          19,412           2,594
      Management and other fee income                                   15,315          12,069           6,350
      Depreciation and amortization                                    (85,168)        (69,944)        (67,560)
                                                                     ---------       ---------       ---------
                                                                       323,103         291,778         298,788
                                                                     ---------       ---------       ---------



Interest, dividends and other investment income                         19,464          18,565          17,001
Other income/(expense), net                                             (3,899)          2,533          (2,176)
                                                                     ---------       ---------       ---------
                                                                        15,565          21,098          14,825
                                                                     ---------       ---------       ---------

Interest expense                                                      (102,597)        (85,323)        (87,005)
General and administrative expenses                                    (38,559)        (31,540)        (28,251)
Gain on early extinguishment of debt                                     2,921          19,033              --
Adjustment of property carrying values                                      --         (11,000)             --
                                                                     ---------       ---------       ---------

                                                                       200,433         204,046         198,357

Provision for income taxes                                              (1,516)         (6,552)        (14,009)

Equity in income of real estate joint ventures, net                     42,276          37,693          21,664
Minority interests in income of partnerships, net                       (7,781)         (2,310)         (1,552)

          INCOME FROM CONTINUING OPERATIONS                            233,412         232,877         204,460
                                                                     ---------       ---------       ---------

DISCONTINUED OPERATIONS:
      Income from discontinued operating properties                     10,392           9,293          20,987
      Gain on early extinguishment of debt                               6,760           3,222              --
      Adjustment of property carrying values                            (4,016)        (22,030)             --
      Gain on disposition of operating properties                       47,657          12,778              --
                                                                     ---------       ---------       ---------
          INCOME FROM DISCONTINUED OPERATIONS                           60,793           3,263          20,987
                                                                     ---------       ---------       ---------

Gain on sale of operating properties                                     3,177              --           3,040
Gain on sale of development properties
         net of tax of $6,998, $6,352 and $5,367, respectively          10,497           9,528           8,051
                                                                     ---------       ---------       ---------

           NET INCOME                                                  307,879         245,668         236,538

      Original issuance costs associated with the redemption
         of preferred stock                                             (7,788)             --              --
      Preferred stock dividends                                        (14,669)        (18,437)        (24,553)
                                                                     ---------       ---------       ---------

          NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                $ 285,422       $ 227,231       $ 211,985
                                                                     ---------       ---------       ---------


Per common share:
      Income from continuing operations:
           -Basic                                                    $    2.10       $    2.14       $    1.98
                                                                     =========       =========       =========
           -Diluted                                                  $    2.07       $    2.13       $    1.95
                                                                     =========       =========       =========
      Net income:
           -Basic                                                    $    2.67       $    2.18       $    2.20
                                                                     =========       =========       =========
           -Diluted                                                  $    2.62       $    2.16       $    2.16
                                                                     =========       =========       =========





       The accompanying notes are an integral part of these consolidated financial statements.

                   KIMCO REALTY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (IN THOUSANDS)

                                                                                  2003             2002            2001
                                                                                ---------       ---------       ---------
Net income                                                                      $ 307,879       $ 245,668       $ 236,538
                                                                                ---------       ---------       ---------
Other comprehensive income:
     Change in unrealized gain/(loss) on marketable securities                      3,798          (4,456)          8,784
     Change in unrealized gain on interest rate swaps                                 620           3,264          (3,884)
     Change in unrealized gain on warrants                                          4,319           1,524           2,410
     Change in unrealized gain/(loss) on foreign currency hedge agreements        (15,465)            195              --
     Foreign currency translation adjustment                                       16,193            (436)             --

                                                                                ---------       ---------       ---------
Other comprehensive income                                                          9,465              91           7,310
                                                                                ---------       ---------       ---------


Comprehensive income                                                            $ 317,344       $ 245,759       $ 243,848
                                                                                =========       =========       =========


       The accompanying notes are an integral part of these consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 2003, 2002, and 2001
                  (in thousands, except per share information)


                                                                                            Cumulative
                                                                                            Distributions  Accumulated
                                      Preferred Stock      Common Stock                      in Excess      Other        Total
                                     -----------------   -----------------     Paid-in        of Net     Comprehensive Stockholders'
                                     Issued     Amount     Issued    Amount    Capital        Income        Income       Equity
                                     ------    -------   --------   -------   -----------  -----------   -----------   -----------

Balance, January 1, 2001              1,318    $ 1,318     94,717   $   947   $ 1,819,130    $(113,110)   $      --   $ 1,708,285

 Net income                                                                                    236,538                    236,538
 Dividends ($1.96 per common
  share; $1.9375, $2.125,
  $2.0938, and $1.8409 per
  Class A, Class B, Class C,
  and Class D Depositary Share,
  respectively)                                                                               (216,559)                  (216,559)
 Issuance of common stock                                   3,906        40       122,103                                 122,143
 Exercise of common
  stock options                                             1,694        17        34,919                                  34,936
 Conversion of Class D
  Preferred Stock to
  common stock                         (326)      (326)     3,036        30           290                                      (6)
 Other comprehensive income                                                                                   7,310         7,310
                                     ------    -------   --------   -------   -----------    ---------    ---------   -----------
 Balance, December 31, 2001             992        992    103,353     1,034     1,976,442      (93,131)       7,310     1,892,647

 Net income                                                                                    245,668                    245,668
 Dividends ($2.10 per common share;
 $1.9375, $2.125 and $2.0938 per
 Class A, Class B, and Class C
 Depositary Share, respectively)                                                              (237,904)                  (237,904)
 Issuance of common stock                                      80         1         2,523                                   2,524
 Exercise of common stock options                             308         3         5,771                                   5,774
 Conversion of Class D Preferred
  Stock to common stock                 (92)       (92)       861         8            84                                      --
 Other comprehensive income                                                                                      91            91

                                     ------    -------   --------   -------   -----------    ---------    ---------   -----------
 Balance, December 31, 2002             900        900    104,602     1,046     1,984,820      (85,367)       7,401     1,908,800


 Net income                                                                                    307,879                    307,879
 Dividends ($2.19 per common share;
 $1.0979, $1.3399, $1.3610, and
 $1.016 per Class A, Class B,
 Class C and Class F Depositary
 Share, respectively)                                                                         (252,624)                  (252,624)
 Issuance of common stock                                   4,944        49       192,703                                 192,752
 Exercise of common stock options                           1,078        11        25,777                                  25,788
 Redemption of Class A, B
  and C preferred stock                (900)      (900)                          (224,100)                               (225,000)
 Issuance of Class F
  Preferred Stock                       700        700                            168,086                                 168,786
 Other comprehensive income                                                                                   9,465         9,465

                                     ------    -------   --------   -------   -----------    ---------    ---------   -----------
Balance, December 31, 2003              700    $   700    110,624   $ 1,106   $ 2,147,286    $ (30,112)   $  16,866   $ 2,135,846
                                     ======    =======   ========   =======   ===========    =========    =========   ===========




       The accompanying notes are an integral part of these consolidated financial statements.

                  KIMCO REALTY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                     Year Ended December 31,
                                                                           -----------------------------------------
                                                                              2003            2002            2001
                                                                           ---------       ---------       ---------
Cash flow from operating activities:
  Net income                                                               $ 307,879       $ 245,668       $ 236,538
  Adjustments to reconcile net income to net cash provided
           by operating activities:
    Depreciation and amortization                                             89,068          76,674          74,209
    Adjustment of property carrying values                                     4,016          33,031              --
    Gain on sale of development properties                                   (17,495)        (15,879)        (13,418)
    Gain on sale of operating properties                                     (50,834)        (12,778)         (3,040)
    Gain on early extinguishment of debt                                      (9,681)        (22,255)             --
    Minority interests in income of partnerships, net                          7,868           2,430           1,682
    Equity in income of  real estate joint ventures, net                     (42,276)        (37,693)        (21,664)
    Income from other real estate investments                                (19,976)        (13,222)        (33,518)
    Distributions of unconsolidated investments                               67,712          40,275          36,377
    Change in accounts and notes receivable                                     (596)         (6,938)         (1,956)
    Change in accounts payable and accrued expenses                           (2,545)         12,612           3,607
    Change in other operating assets and liabilities                         (24,508)        (22,994)          8,627
                                                                           ---------       ---------       ---------
          Net cash flow provided by operating activities                     308,632         278,931         287,444
                                                                           ---------       ---------       ---------

Cash flow from investing activities:
    Acquisition of and improvements to operating real estate                (917,403)       (244,750)        (63,809)
    Acquisition of and improvements to real estate under development        (187,877)       (113,450)       (107,364)
    Investment in marketable securities                                      (23,680)        (39,183)        (29,070)
    Proceeds from sale of marketable securities                               62,744          49,396          36,427
    Investments and advances to real estate joint ventures                  (152,997)       (157,427)        (63,302)
    Reimbursements of advances to real estate joint ventures                  93,729          16,665              --
    Redemption of minority interests in real estate partnerships              (4,729)             --          (7,133)
    Other real estate investments                                            (52,818)        (69,288)        (24,824)
    Reimbursements of advances to other real estate investments               13,264           1,179          24,824
    Investment in mortgage loans receivable                                  (64,652)       (123,242)        (36,099)
    Collection of mortgage loans receivable                                   41,529          89,053           5,952
    Proceeds from sale of mortgage loan receivable                            36,723              --              --
    Proceeds from sale of operating properties                               423,237          84,139          46,766
    Proceeds from sale of development properties                              90,565         108,209          61,921
    Other                                                                         --           2,044          (1,482)
                                                                           ---------       ---------       ---------
           Net cash flow used for investing activities                      (642,365)       (396,655)       (157,193)
                                                                           ---------       ---------       ---------

Cash flow from financing activities:
    Principal payments on debt, excluding
       normal amortization of rental property debt                           (18,326)        (30,689)         (4,587)
    Principal payments on rental property debt                                (5,813)         (5,931)         (5,126)
    Principal payments on construction loan financings                       (40,644)           (801)             --
    Proceeds from mortgage/construction loan financings                      110,816          67,773          51,230
    Borrowings under revolving credit facilities                             195,000         269,000          10,000
    Repayment of borrowings under revolving credit facilities               (190,000)       (229,000)        (55,000)
    Proceeds from issuance of unsecured senior notes                         250,000         337,000              --
    Repayment of unsecured senior notes                                     (200,000)       (110,000)             --
    Proceeds from senior term loan                                           400,000              --              --
    Repayment of senior term loan                                            (71,000)             --              --
    Payment of unsecured obligation                                               --         (11,300)             --
    Dividends paid                                                          (246,301)       (235,602)       (209,785)
    Proceeds from issuance of stock                                          387,327           9,389         157,767
    Redemption of preferred stock                                           (225,000)             --              --
                                                                           ---------       ---------       ---------
            Net cash flow provided by (used for) financing activities        346,059          59,839         (55,501)
                                                                           ---------       ---------       ---------

        Change in cash and cash equivalents                                   12,326         (57,885)         74,750

Cash and cash equivalents, beginning of year                                  35,962          93,847          19,097
                                                                           ---------       ---------       ---------
Cash and cash equivalents, end of year                                     $  48,288       $  35,962       $  93,847
                                                                           =========       =========       =========

Interest paid during the year (net of capitalized interest
    of $8,887, $9,089 and $7,924, respectively)                            $  97,215       $  83,977       $  81,092
                                                                           =========       =========       =========

Income taxes paid during the year                                          $  15,901       $  12,035       $  24,888
                                                                           =========       =========       =========


       The accompanying notes are an integral part of these consolidated financial statements.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:
  --------------------------------------------

         Business

         Kimco Realty Corporation (the "Company" or "Kimco"), its subsidiaries, affiliates and related real estate joint ventures are engaged principally in the operation of neighborhood and community shopping centers which are anchored generally by discount department stores, supermarkets or drugstores. The Company also provides property management services for shopping centers owned by affiliated entities, various real estate joint ventures and unaffiliated third parties.

         Additionally, in connection with the Tax Relief Extension Act of 1999
             (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust ("REIT"), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Internal Revenue Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. ("KDI") subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers, and (iii) acting as an agent or principal in connection with tax deferred exchange transactions.

         The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2003, the Company's single largest neighborhood and community shopping center accounted for only 1.0% of the Company's annualized base rental revenues and only 0.6% of the Company's total shopping center gross leasable area ("GLA"). At December 31, 2003, the Company's five largest tenants were The Home Depot, Kmart Corporation, Kohl's, Royal Ahold and TJX Companies, which represented approximately 3.0%, 2.9%, 2.8%, 2.6% and 2.5%, respectively, of the Company's annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

         The principal business of the Company and its consolidated subsidiaries is the ownership, development, management and operation of retail shopping centers, including complementary services that capitalize on the Company's established retail real estate expertise. The Company does not distinguish or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with accounting principles generally accepted in the United States of America.

         Principles of Consolidation and Estimates
         -----------------------------------------

         The accompanying Consolidated Financial Statements include the accounts of the Company, its subsidiaries, all of which are wholly-owned, and all partnerships in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

         Accounting principles generally accepted in the United States of America ("GAAP") require the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition and the collectability of trade accounts receivable. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         Real Estate
         -----------

         Real estate assets are stated at cost, less accumulated depreciation and amortization. If there is an event or a change in circumstances that indicates that the basis of a property (including any related amortizable intangible assets or liabilities) may not be recoverable, then management will assess any impairment in value by making a comparison of (i) the current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life and (ii) the net carrying amount of the property. If the current and projected operating cash flows (undiscounted and without interest charges) are less than the carrying value of the property, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

         When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price, net of selling costs. If, in management's opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

         Upon acquisition of real estate operating properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations ("SFAS No. 141"). Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities.

          The Company utilized methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The fair value of the tangible assets of an acquired property considers the value of the property "as-if-vacant". The fair value reflects the depreciated replacement cost of the permanent assets, with no trade fixtures included.

           In allocating the purchase price to identified intangible assets and liabilities of an acquired property, the value of above-market and below-market leases are estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the leases and management's estimate of the market lease rates and other lease provisions (i.e. expense recapture, base rental changes, etc.) measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market intangible is amortized to rental income over the estimated remaining term of the respective leases.

           In determining the value of in-place leases, management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses and estimates of lost rental revenue during the expected lease-up periods and costs to execute similar leases including leasing commissions, legal and other related costs based on current market demand. In estimating the value of tenant relationships, management considers the nature and extent of the existing tenant relationship, the expectation of lease renewals, growth prospects, and tenant credit quality, among other factors. The value assigned to in-place leases and tenant relationships are amortized over the estimated remaining term of the leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease would be written off.

         Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

            Buildings                                15 to 46 years
            Fixtures, building and leasehold         Terms of leases or useful
             improvements (including certain         lives, whichever is shorter
             identified intangible assets)

         Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Real Estate Under Development
         -----------------------------

         Real estate under development represents the ground-up development of neighborhood and community shopping centers which are held for sale upon completion. These properties are carried at cost and no depreciation is recorded on these assets. The cost of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If in management's opinion, the net sales price of these assets is less than the net carrying value, the carrying value would be written down to an amount to reflect the estimated fair value of the property.

        Investments in Unconsolidated Joint Ventures
        --------------------------------------------

          The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting as the Company exercises significant influence, but does not control these entities. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions.

           On a periodic basis, management assesses whether there are any indicators that the value of the Company's investments in unconsolidated joint ventures may be impaired. An investment's value is impaired only if management's estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

         Marketable Securities
         ---------------------

          The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in stockholders' equity as a component of Accumulated other comprehensive income ("OCI"). Gains or losses on securities sold are based on the specific identification method.

          All debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion discounts to maturity.

         Deferred Leasing and Financing Costs
         ------------------------------------

         Costs incurred in obtaining tenant leases and long-term financing, included in deferred charges and prepaid expenses in the accompanying Consolidated Balance Sheets, are amortized over the terms of the related leases or debt agreements, as applicable.

         Revenue Recognition and Accounts Receivable
         -------------------------------------------

         Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance costs, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned.

          The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends and evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company's reported net income is directly affected by management's estimate of the collectability of accounts receivable.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Income Taxes
         ------------

         The Company and its subsidiaries file a consolidated federal income tax return. The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under Section 856 through 860 of the Internal Revenue Code, as amended (the "Code").

          In connection with the RMA, which became effective January 1, 2001, the Company is now permitted to participate in certain activities which it was previously precluded from in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. As such, the Company is subject to federal and state income taxes on the income from these activities.

         Income taxes are accounted for under the asset and liability method.
             Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

         Foreign Currency Translation and Transactions
         ---------------------------------------------

         Assets and liabilities of our foreign operations are translated using year-end exchange rates, and revenues and expenses are translated using exchange rates as determined throughout the year. Gains or losses resulting from translation are included in OCI, as a separate component of the Company's stockholders' equity. Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. The effect of the transaction's gain or loss is included in the caption Other income/(expense), net in the Consolidated Statements of Income.

         Derivative / Financial Instruments
         ----------------------------------

         Effective January 1, 2001, the Company adopted Statement of Financial
             Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), as amended by SFAS No. 149 in April 2003 to clarify accounting and reporting for derivative instruments. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. This accounting standard requires the Company to measure derivative instruments at fair value and to record them in the Consolidated Balance Sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. In addition, the fair value adjustments will be recorded in either stockholders' equity or earnings in the current period based on the designation of the derivative. The effective portions of changes in fair value of cash flow hedges are reported in OCI and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of foreign currency hedges that are designated and effective as net investment hedges are included in the cumulative translation component of OCI in accordance with SFAS No. 52 to the extent they are economically effective and are subsequently reclassified to earnings when the hedged investments are sold or otherwise disposed of. The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

         The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates, foreign currency exchange rates and market fluctuation on equity securities. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not, and does not plan to enter into financial instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal financial instruments used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross currency swaps and warrant contracts. In accordance with the provisions of SFAS No. 133, these derivative instruments were designated and qualified as cash flow, fair value or foreign currency hedges (see Note 17).

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Earnings Per Share
         ------------------

          On October 24, 2001, the Company's Board of Directors declared a three-for-two split (the "Stock Split") of the Company's common stock which was effected in the form of a stock dividend paid on December 21, 2001 to stockholders of record on December 10, 2001. All share and per share data included in the accompanying Consolidated Financial Statements and Notes thereto have been adjusted to reflect this Stock Split.

         The following table sets forth the reconciliation of earnings and the weighted average number of shares used in the calculation of basic and diluted earnings per share (amounts presented in thousands, except per share data):

                                                                    2003               2002               2001
                                                                  ---------          ---------          ---------
Computation of Basic Earnings Per Share:

Income from continuing operations                                 $ 233,412          $ 232,877          $ 204,460

Gain on sale of operating properties                                  3,177                 --              3,040

Gain on sale of development properties, net of provision
for income tax                                                       10,497              9,528              8,051

Original issuance costs associated with the redemption of
preferred stock                                                      (7,788)                --                 --

Preferred Stock Dividends                                           (14,669)           (18,437)           (24,553)
                                                                  ---------          ---------          ---------

Income from continuing operations applicable to common
shares                                                              224,629            223,968            190,998

Income from discontinued operations                                  60,793              3,263             20,987
                                                                  ---------          ---------          ---------

Net income applicable to common shares                            $ 285,422          $ 227,231          $ 211,985
                                                                  =========          =========          =========

Weighted average common shares outstanding
                                                                    107,092            104,458             96,317
                                                                  =========          =========          =========

Basic Earnings Per Share:
      Income from continuing operations                           $    2.10          $    2.14          $    1.98
      Income from discontinued operations                              0.57               0.04               0.22
                                                                  ---------          ---------          ---------
      Net income                                                  $    2.67          $    2.18          $    2.20
                                                                  =========          =========          =========

Computation of Diluted Earnings Per Share:

Income from continuing operations applicable to common
shares                                                            $ 224,629          $ 223,968          $ 190,998

Dividends on Class D Convertible Preferred Stock                         --                 --              6,115

Dividends on convertible downREIT units                                 (a)              1,423                 --
                                                                  ---------          ---------          ---------

Income from continuing operations for diluted earnings
per share                                                           224,629            225,391            197,113


Income from discontinued operations                                  60,793              3,263             20,987
                                                                  ---------          ---------          ---------


Net income for diluted earnings per share                         $ 285,422          $ 228,654          $ 218,100
                                                                  =========          =========          =========

Weighted average common shares outstanding - Basic                  107,092            104,458             96,317


Effect of dilutive securities:
Stock options                                                         1,678                999              1,139

Assumed conversion of Class D Preferred stock to common
stock                                                                    --                  4              3,707

Assumed conversion of downREIT units                                     --                508                 --
                                                                  ---------          ---------          ---------

Shares for diluted earnings per share                               108,770            105,969            101,163
                                                                  =========          =========          =========


                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued



                                                                       2003               2002               2001
                                                                  ---------          ---------          ---------
Diluted Earnings Per Share:
      Income from continuing operations                           $    2.07          $    2.13          $    1.95
      Income from discontinued operations                              0.55               0.03               0.21
                                                                  ---------          ---------          ---------
      Net income                                                  $    2.62          $    2.16          $    2.16
                                                                  =========          =========          =========


         (a) In 2003, the effect of the assumed conversion of downREIT units had an anti-dilutive effect upon the calculation of Income from continuing operations per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

         The Company maintains a stock option plan (the "Plan") for which prior to January 1, 2003, the Company accounted for under the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No.
             25). Effective January 1, 2003, the Company adopted the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure an Amendment of FASB Statement No. 123 ("SFAS No. 148"), which will apply the recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") to all employee awards granted, modified or settled after January 1, 2003. Awards under the Company's Plan generally vest ratably over a three-year term and expire ten years from the date of grant. Therefore, the cost related to stock-based employee compensation included in the determination of net income is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding stock awards in each period (amounts presented in thousands, expect per share data):

                                                               Year Ended December 31,
                                                     2003               2002               2001
                                                   ---------          ---------          ---------
Net income, as reported                            $ 307,879          $ 245,668          $ 236,538
Add: Stock based employee compensation
     expense included in reported net
     income                                              148                 --                 --
Deduct: Total stock based employee
           Compensation expense determined
           under fair value based method
           For all awards                             (3,095)            (3,153)            (2,702)
                                                   ---------          ---------          ---------

Pro Forma Net Income - Basic                       $ 304,932          $ 242,515          $ 233,836
                                                   =========          =========          =========

Earnings Per Share
         Basic - as reported                       $    2.67          $    2.18          $    2.20
                                                   =========          =========          =========
         Basic - pro forma                         $    2.64          $    2.15          $    2.17
                                                   =========          =========          =========

Net income for diluted earnings per share
                                                   $ 285,422          $ 228,654          $ 218,100
Add: Stock based employee compensation
     expense included in reported net
     income                                              148                 --                 --

Deduct: Total stock based employee
           Compensation expense determined
           under fair value based method
           For all awards                             (3,095)            (3,153)            (2,702)
                                                   ---------          ---------          ---------

Pro Forma Net Income - Diluted                     $ 282,475          $ 225,501          $ 215,398
                                                   =========          =========          =========

Earnings Per Share
         Diluted - as reported                     $    2.62          $    2.16          $    2.16
                                                   =========          =========          =========
         Diluted - pro forma                       $    2.60          $    2.13          $    2.13
                                                   =========          =========          =========

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         These pro forma adjustments to net income and net income per diluted common share assume fair values of each option grant estimated using the Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values for options granted during 2003, 2002 and 2001 include: (i) weighted average risk-free interest rates of 2.84%, 3.06% and 4.85%, respectively; (ii) weighted average expected option lives of
             3.8 years, 4.1 years and 5.5 years, respectively; (iii) weighted average expected volatility of 15.26%, 16.12% and 15.76%, respectively, and (iv) weighted average expected dividend yield of 6.25%, 6.87% and 6.74%, respectively. The per share weighted average fair value at the dates of grant for options awarded during 2003, 2002 and 2001 was $2.35, $1.50 and $1.98, respectively.

         New Accounting Pronouncements
         -----------------------------

         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"), the primary objective of which is to provide guidance on the identification of entities for which control is achieved through means other than voting rights ("variable interest entities" or "VIEs") and to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model applies when either (i) the equity investors (if any) do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without additional financial support. In addition, effective upon issuance, FIN 46 requires additional disclosures by the primary beneficiary and other significant variable interest holders. The provisions of FIN 46 apply immediately to VIE's created after January 31, 2003. In October 2003, the FASB issued FASB Staff Position 46-6, which deferred the effective date to December 31, 2003 for applying the provisions of FIN 46 for interests held by public companies in all VIE's created prior to February 1, 2003. Additionally, in December 2003, the FASB issued Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003) ("FIN 46(R)"). The provisions of FIN 46(R) are effective as of March 31, 2004 for all non-special purpose entity ("non-SPE") interests held by public companies in all variable interest entities created prior to February 1, 2003. These deferral provisions did not defer the disclosure provisions of FIN 46(R).

         The Company has evaluated its joint venture investments established after January 31, 2003 and based upon its interpretation of FIN 46 and applied judgment, the Company has determined that these joint venture investments are not VIEs and are not required to be consolidated.

         The Company continues to evaluate all of its investments in joint ventures created prior to February 1, 2003 to determine whether any of these entities are VIEs and whether the Company is considered to be the primary beneficiary or a holder of a significant variable interest in the VIE. If it is determined that certain of these entities are VIEs, the Company will be required to consolidate these entities in which the Company is the primary beneficiary or make additional disclosures for entities in which the Company is determined to hold a significant variable interest in the VIE as of March 31, 2004.

         The Company's joint ventures and other real estate investments primarily consist of co-investments with institutional and other joint venture partners in neighborhood and community shopping center properties, consistent with its core business. These joint ventures typically obtain non-recourse third party financing on their property investments, thus contractually limiting the Company's losses to the amount of its equity investment; and due to the lender's exposure to losses, a lender typically will require a minimum level of equity in order to mitigate their risk. The Company's exposure to losses associated with its unconsolidated joint ventures is limited to its carrying value in these investments.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


          In April 2003, the FASB issued SFAS No. 149, Amendment of Statement
             133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The provisions of this statement are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material adverse impact on the Company's financial position or results of operations.

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain
             Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, the FASB deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. As a result of this deferral, the adoption of SFAS No. 150 did not have a material adverse impact on the Company's financial position or results of operations.

          At December 31, 2003, the estimated fair value of minority interests relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries of the Company is approximately $3.9 million. These finite-lived subsidiaries have termination dates ranging from 2019 to 2027.

         Reclassifications
         -----------------

         Certain reclassifications of prior years' amounts have been made to conform with the current year presentation.

2.  Real Estate:
    ------------

         The Company's components of Rental property consist of the following (in thousands):

                                                                     December 31,
                                                                 2003                 2002
                                                             -----------          -----------
           Land                                              $   664,069          $   518,268
           Buildings and improvements
                   Buildings                                   2,743,112            2,527,975
                   Building improvements                          51,042               22,849
                   Tenant improvements                           338,205               98,367
                   Fixtures & leasehold improvements              14,627               17,435
                   Other rental property, net (1)                 19,871                   --
                                                             -----------          -----------
                                                               3,830,926            3,184,894
           Accumulated depreciation and amortization            (568,015)            (516,558)
                                                             -----------          -----------

                   Total                                     $ 3,262,911          $ 2,668,336
                                                             ===========          ===========


         (1) At December 31, 2003, Other rental property, net consisted of (i) intangible assets including, $33,007 of in-place leases, $12,913 of tenant relationships and $12,892 of above-market leases and
               (ii) an intangible liability consisting of $38,941 of below-market leases.

3. Mid-Atlantic Realty Trust Merger:
   ---------------------------------

         During June 2003, the Company and Mid-Atlantic Realty Trust
             ("Mid-Atlantic") entered into a definitive merger agreement whereby Mid-Atlantic would merge with and into a wholly-owned subsidiary of the Company (the "Merger" or "Mid-Atlantic Merger"). The Merger required the approval of holders of 66 2/3% of Mid-Atlantic's outstanding shares. Subject to certain conditions, limited partners in Mid-Atlantic's operating partnership were offered the same cash consideration for each outstanding unit and offered the opportunity (in lieu of cash) to exchange their interests for preferred units in the operating partnership upon the closing of the transaction.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued



         The shareholders of Mid-Atlantic approved the Merger on September 30, 2003, and the closing occurred October 1, 2003. Mid-Atlantic shareholders received cash consideration of $21.051 per share. In addition, more than 99.0% of the limited partners in Mid-Atlantic's operating partnership elected to have their partnership units redeemed for cash consideration equal to $21.051 per unit.

         The transaction had a total value of approximately $700.0 million including the assumption of approximately $216.0 million of debt. The Company funded the transaction with available cash, a new $400.0 million bridge facility and funds from its existing revolving credit facility.

         In connection with the Merger, the Company acquired interests in 41 operating shopping centers, one regional mall, two shopping centers under development and eight other commercial assets. The properties have a gross leasable area of approximately 5.7 million square feet of which approximately 95.0% of the stabilized square footage is currently leased. The Company also acquired approximately 80.0 acres of undeveloped land. The properties are located primarily in Maryland, Virginia, New York, Pennsylvania, Massachusetts and Delaware. The Company has tentative agreements for a number of the properties to be allocated to its strategic co-investment programs. For financial reporting purposes the Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations ("SFAS No. 141").

         During December 2003, the Company disposed of the one regional mall and the adjacent annex acquired in the Merger located in Bel Air, MD for a sales price of approximately $71.0 million, which approximated its net book value.

4. Property Acquisitions, Developments and Other Investments:
   ----------------------------------------------------------

         Operating Properties -

         During the years 2003, 2002 and 2001 the Company acquired operating properties, in separate transactions, at aggregate costs of approximately $293.9 million, $258.7 million, and $21.1 million, respectively.

         Ground-Up Development Properties -

         Effective January 1, 2001, the Company elected taxable REIT subsidiary status for its wholly-owned development subsidiary, Kimco Developers, Inc. ("KDI"). KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion.

         During the years 2003, 2002 and 2001 certain subsidiaries and affiliates of the Company expended approximately $208.9 million, $148.6 million, and $119.4 million, respectively, in connection with the purchase of land and construction costs related to its ground-up development projects.

         Other Investments -

         During October 2002, the Company purchased from various joint venture partners, the remaining interest in a property located in Harrisburg, PA for an aggregate purchase price of $0.5 million. This property is now 100% owned by the Company.

         These property acquisitions and other investments have been funded principally through the application of proceeds from the Company's public unsecured debt issuances, equity offerings and proceeds from mortgage and construction financings.

5. Dispositions of Real Estate:
   ----------------------------

         During 2003, the Company disposed of, in separate transactions, (i) 10 operating properties, for an aggregate sales price of approximately $119.1 million, including the assignment of approximately $1.7 million of mortgage debt encumbering one of the properties, (ii) two regional malls for an aggregate sales price of approximately $135.6 million including the Bel Air, MD property referred to above, (iii) one out-parcel for a sales price of approximately $8.1 million, (iv) transferred three operating properties to KROP, as defined below, for a price of approximately $144.2 million which approximated their net book value, (v) transferred an operating property to a newly formed joint venture in which the Company has a 10% non-controlling interest for a price of approximately $21.9 million which approximated its net book value and (vi) terminated four leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These transactions resulted in net gains of approximately $50.8 million.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         During 2002, the Company, (i) disposed of, in separate transactions, 12 operating properties for an aggregate sales price of approximately $74.5 million, including the assignment/repayment of approximately $22.6 million of mortgage debt encumbering three of the properties and (ii) terminated five leasehold positions in locations where a tenant in bankruptcy had rejected its lease. These transactions resulted in net gains of approximately $12.8 million.

         During 2003, KDI sold four of its recently completed projects and 26 out-parcels, in separate transactions, for approximately $134.6 million, which resulted in the recognition of pre-tax gains of approximately $17.5 million.

         During 2002, KDI sold four of its recently completed projects and eight out-parcels for approximately $128.7 million including the assignment of approximately $17.7 million in mortgage debt encumbering one of the properties. The sales resulted in pre-tax gains of approximately $15.9 million.

6. Adjustment of Property Carrying Values:
   ---------------------------------------

         As part of the Company's periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company's long-term real estate investment objectives and the performance and prospects of each asset the Company determined in 2002 that its investment in four operating properties comprised of an aggregate 0.4 million square feet of GLA with an aggregate net book value of approximately $23.8 million, may not be fully recoverable. Based upon management's assessment of current market conditions and lack of demand for the properties, the Company reduced its anticipated holding period of these investments. As a result of the reduction in the anticipated holding period, together with a reassessment of the potential future operating cash flows of the properties and the effects of current market conditions, the Company determined that its investment in these assets was not fully recoverable and recorded an adjustment of property carrying values aggregating approximately $12.5 million in 2002, of which approximately $1.5 million is included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

7. Discontinued Operations and Assets Held for Sale:
   -------------------------------------------------

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 established criteria beyond that previously specified in Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"), to determine when a long-lived asset is classified as held for sale, and it provides a single accounting model for the disposal of long-lived assets. SFAS 144 was effective beginning January 1, 2002. In accordance with SFAS 144, the Company now reports as discontinued operations assets held for sale (as defined by SFAS 144) as of the end of the current period and assets sold subsequent to January 1, 2002. All results of these discontinued operations, are included in a separate component of income on the Consolidated Statements of Income under the caption Discontinued operations. This change has resulted in certain reclassifications of 2003, 2002 and 2001 financial statement amounts.

         The components of Income from discontinued operations for each of the three years in the period ended December 31, 2003 are shown below. These include the results of a full year of operations for properties sold during the nine months ended September 30, 2004, operations through the date of each respective sale for properties sold during 2003 and 2002 and a full year of operations for those assets classified as held-for-sale as of December 31, 2003, (in thousands):

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


                                                                   2003              2002              2001
                                                                 --------          --------          --------
           Discontinued Operations:
           Revenues from rental property                         $ 21,069          $ 32,237          $ 43,041
           Rental property expenses                                (6,778)          (13,388)          (12,122)
                                                                 --------          --------          --------
           Income from property operations                         14,291            18,849            30,919

           Depreciation of rental property                         (3,899)           (6,730)           (6,649)
           Other expense                                               --            (2,826)           (3,283)
                                                                 --------          --------          --------


           Income from discontinued operating properties           10,392             9,293            20,987

           Gain on early extinguishment of debt                     6,760             3,222                --
           Adjustment of property carrying values                  (4,016)          (22,030)               --

           Gain on disposition of operating properties             47,657            12,778                --
                                                                 --------          --------          --------

           Income from discontinued operations                   $ 60,793          $  3,263          $ 20,987
                                                                 ========          ========          ========

         During December 2003, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as held-for-sale in accordance with SFAS 144. The book value of these properties, aggregating approximately $19.4 million, net of accumulated depreciation of approximately $2.1 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $15.4 million, is based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of approximately $4.0 million. Additionally, during March 2004, the Company reclassified as held-for-sale two shopping center properties comprising approximately 0.3 million square feet. The book value of these properties, aggregating approximately $8.7 million, net of accumulated depreciation of approximately $4.2 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $4.5 million, was based upon contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $4.2 million that was recognized during the nine months ended September 30, 2004. During March and June 2004, the Company, in separate transactions, completed the sale of these two properties for an aggregate sales price of approximately $5.0 million. The current and prior years comparative operations of properties sold during the nine months ended September 30, 2004 and classified as held-for-sale as of December 31, 2003, along with the adjustment of property carrying values during 2003, is included in the caption Income from discontinued operations on the Company's Consolidated Statements of Income.

         During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003, of which $6.8 million is included in Income from discontinued operations.

         During November 2002, the Company disposed of an operating property located in Chicago, IL. Net proceeds from this sale of approximately $8.0 million were accepted by a lender in full satisfaction of an outstanding mortgage loan of approximately $11.5 million. As a result of this transaction, the Company recognized a gain of early extinguishment of debt of approximately $3.2 million.

         During 2002, the Company identified two operating properties, comprised of approximately 0.2 million square feet of GLA, as "Held for Sale" in accordance with SFAS No. 144. The book value of these properties, aggregating approximately $28.4 million, net of accumulated depreciation of approximately $2.9 million, exceeded their estimated fair value. The Company's determination of the fair value of these properties, aggregating approximately $7.9 million, is based upon executed contracts of sale with third parties less estimated selling costs. As a result, the Company recorded an adjustment of property carrying values of $20.5 million.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


8. Investment and Advances in Real Estate Joint Ventures:
   ------------------------------------------------------

         Kimco Income REIT ("KIR") -

         During 1998, the Company formed KIR, an entity that was established for the purpose of investing in high quality real estate properties financed primarily with individual non-recourse mortgages. These properties include, but are not limited to, fully developed properties with strong, stable cash flows from credit-worthy retailers with long-term leases. The Company originally held a 99.99% limited partnership interest in KIR. Subsequent to KIR's formation, the Company sold a significant portion of its original interest to an institutional investor and admitted three other limited partners. As of December 31, 2003, KIR has received total capital commitments of $569.0 million, of which the Company subscribed for $247.0 million and the four limited partners subscribed for $322.0 million. As of December 31, 2003, the Company has a 43.3% non-controlling limited partnership interest in KIR.

         During 2003, the limited partners in KIR contributed $30.0 million towards their respective capital commitments, including $13.0 million by the Company. As of December 31, 2003, KIR had unfunded capital commitments of $99.0 million, including $42.9 million from the Company.

         The Company's equity in income from KIR for the years ended December
             31, 2003, 2002 and 2001 was approximately $19.8 million, $18.2 million and $14.7 million, respectively.

         In addition, KIR entered into a master management agreement with the Company, whereby, the Company will perform services for fees related to management, leasing, operations, supervision and maintenance of the joint venture properties. For the years ended December 31, 2003, 2002 and 2001, the Company (i) earned management fees of approximately $2.9 million, $2.5 million and $1.9 million, respectively, (ii) received reimbursement of administrative fees of approximately $0.4 million, $1.0 million and $1.4 million, respectively, and (iii) earned leasing commissions of approximately $0.5 million, $0.8 million and $0.3 million, respectively.

         During 2003, KIR purchased two shopping center properties, in separate transactions, aggregating approximately 0.6 million square feet of GLA for approximately $103.5 million.

         During 2003, KIR disposed of two out-parcels in Las Vegas, NV, for an aggregate sales price of approximately $1.4 million, which approximated their net book value.

         During 2003, KIR obtained individual non-recourse, non-cross collateralized fixed-rate ten year mortgages aggregating $78.0 million on two of its previously unencumbered properties with rates ranging from 5.54% to 5.82% per annum. The net proceeds were used to satisfy the outstanding balance on the secured credit facility and partially fund the acquisition of various shopping center properties.

         During September 2003, KIR elected to terminate its secured revolving credit facility. This facility was scheduled to expire in November 2003 and had $5.0 million outstanding at the time of termination, which was paid in full. At December 31, 2002, there was $15.0 million outstanding under this facility.

         During 2002, KIR purchased five shopping center properties, in separate transactions, aggregating approximately 1.8 million square feet of GLA for approximately $213.5 million, including the assumption of approximately $63.1 million of mortgage debt encumbering two of the properties.

         During July 2002, KIR disposed of a shopping center property in Aurora, IL for an aggregate sales price of approximately $2.4 million, which represented the approximate book value of the property.

         During 2002, KIR obtained individual non-recourse, non-cross collateralized fixed-rate ten year mortgages aggregating approximately $170.3 million on seven of its previously unencumbered properties with rates ranging from 5.95% to 7.38% per annum. The net proceeds were used to finance the acquisition of various shopping center properties.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         As of December 31, 2003, the KIR portfolio was comprised of 70 shopping center properties aggregating approximately 14.6 million square feet of GLA located in 21 states.

         RioCan Investments -

         During October 2001, the Company formed a joint venture (the "RioCan
             Venture") with RioCan Real Estate Investment Trust ("RioCan") in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. The acquisition and development projects are to be sourced and managed by RioCan and are subject to review and approval by a joint oversight committee consisting of RioCan management and the Company's management personnel. Capital contributions will only be required as suitable opportunities arise and are agreed to by the Company and RioCan.

         During 2003, the RioCan Venture acquired a shopping center property comprising approximately 0.2 million square feet of GLA for a price of approximately CAD $42.6 (approximately USD $29.0 million) including the assumption of approximately CAD $28.7 (approximately USD $19.6 million) of mortgage debt. Additionally during 2003, the RioCan Venture acquired, in a single transaction, four parcels of land adjacent to an existing property for a purchase price of approximately CAD $18.7 million (approximately USD $14.2 million). This property was subsequently encumbered with non-recourse mortgage debt of approximately CAD $16.3 million (approximately USD $12.4 million).

         As of December 31, 2003, the RioCan Venture was comprised of 31 operating properties and three development properties consisting of approximately 7.2 million square feet of GLA.

         Kimco / G.E. Joint Venture ("KROP")

         During 2001, the Company formed a joint venture (the "Kimco Retail
             Opportunity Portfolio" or "KROP") with GE Capital Real Estate ("GECRE"), in which the Company has a 20% non-controlling interest and manages the portfolio. The purpose of this joint venture is to acquire established high growth potential retail properties in the United States. Total capital commitments to KROP from GECRE and the Company are for $200.0 million and $50.0 million, respectively, and such commitments are funded proportionately as suitable opportunities arise and are agreed to by GECRE and the Company.

         During 2003, GECRE and the Company contributed approximately $45.6 million and $11.4 million, respectively, towards their capital commitments. As of December 31, 2003, KROP had unfunded capital commitments of $144.3 million, including $28.9 million by the Company. Additionally, GECRE and the Company provided short-term interim financing for all acquisitions made by KROP without a mortgage in place at the time of acquisition. All such financing bears interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% and have maturities of less than one year. KROP had outstanding short-term interim financing due to GECRE and the Company totaling $16.8 million each as of December 31, 2003 and $17.3 million each as of December 31, 2002.

         During 2003, KROP purchased eight shopping centers, in separate transactions, aggregating 1.9 million square feet of GLA for approximately $250.2 million, including the assumption of approximately $6.5 million of mortgage debt encumbering one of the properties.

         During December 2003, KROP disposed of a portion of a shopping center in Columbia, MD, for an aggregate sales price of approximately $2.8 million, which approximated the book value of the property.

         During 2002, KROP purchased 16 shopping centers aggregating 1.6 million square feet of GLA for approximately $177.8 million, including the assumption of approximately $29.5 million of mortgage debt encumbering three of the properties.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         During October 2002, KROP disposed of a shopping center in Columbia, MD for an aggregate sales price of approximately $2.9 million, which resulted in a gain of approximately $0.7 million.

         During 2003, KROP obtained individual non-recourse, non-cross collateralized fixed rate mortgages aggregating approximately $89.3 million on three of its previously unencumbered properties with rates ranging from 4.25% to 5.92% and terms ranging from five to ten years.

         During 2003, KROP obtained individual non-recourse, non-cross collateralized variable-rate five year mortgages aggregating approximately $35.6 million on five of its previously unencumbered properties with rates ranging from LIBOR plus 2.2% to LIBOR plus 2.5%. In order to mitigate the risks of interest rate fluctuations associated with these variable rate obligations, KROP entered into interest rate cap agreements for the notional values of these mortgages.

         During 2002, KROP obtained a cross-collateralized mortgage with a five-year term aggregating $73.0 million on eight properties with an interest rate of LIBOR plus 1.8%. Upon the sale of one of the collateralized properties, $1.9 million was repaid during 2002. In order to mitigate the risks of interest rate fluctuations associated with this variable rate obligation, KROP entered into an interest rate cap agreement for the notional value of this mortgage.

         As of December 31, 2003, the KROP portfolio was comprised of 23 shopping center properties aggregating approximately 3.5 million square feet of GLA located in 12 states.

         Other Real Estate Joint Ventures -

         The Company and its subsidiaries have investments in and advances to various other real estate joint ventures. These joint ventures are engaged primarily in the operation of shopping centers which are either owned or held under long-term operating leases.

         During June 2003, the Company acquired a former Service Merchandise property located in Novi, MI, through a joint venture, in which the Company has a 42.5% non-controlling interest. The property was acquired for a purchase price of approximately $4.1 million.

         During June 2003, the Company acquired a property located in South
             Bend, IN, through a joint venture in which the Company has a 37.5% non-controlling interest. The property was acquired for an aggregate purchase price of approximately $4.9 million.

         During July 2003, the Company acquired a property located in Pineville, NC, through a joint venture, in which the Company has a 20% non-controlling interest. The property was acquired for a purchase price of approximately $27.3 million, including $19.3 million of non-recourse mortgaged debt encumbering the property.

         During August 2003, the Company acquired a property located in Shaumburg, IL, through a joint venture in which the Company has a 45% non-controlling interest. The property was purchased for an aggregate purchase price of approximately $66.6 million. Simultaneous with the acquisition, the venture obtained a $51.6 million non-recourse mortgage at a floating interest rate of LIBOR plus 2.25%.

         During December 2003, the Company, in a single transaction, sold a 50.0% interest in each of its properties located in Saltillo and Monterrey, Mexico for an aggregate sales price of approximately MXN $240.4 million (USD $21.4 million) which approximated 50.0% of their aggregate carrying value. As a result, the Company has a 50% non-controlling interest in these properties and accounts for the investment under the equity method of accounting.

         Additionally, during the year ended December 31, 2003, the Company acquired 11 properties, in separate transactions, through various joint ventures in which the Company has a 50% non-controlling interest. These properties were acquired for an aggregate purchase price of approximately $113.3 million, including $40.5 million of non-recourse debt encumbering six of the properties.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         During 2002, the Company acquired seven former Service Merchandise locations, in separate transactions, through a venture in which the Company has a 42.5% non-controlling interest. These properties were purchased for an aggregate purchase price of approximately $20.9 million.

         During July 2002, the Company acquired a property located in Kalamazoo, MI, through a joint venture in which the Company has a 50% non-controlling interest. The property was purchased for an aggregate purchase price of approximately $6.0 million.

         During December 2002, the Company acquired an out-parcel of an existing property located in Tampa, FL, through a joint venture in which the Company has a 50% non-controlling interest. The property was purchased for an aggregate purchase price of approximately $4.9 million.

         Additionally, during 2002, the Company, in separate transactions, disposed of two operating properties through a joint venture in which the Company has a 50% non-controlling interest. The properties were located in Tempe, AZ and Glendale, AZ and sold for approximately $19.2 million and $1.7 million, respectively.

         The Company accounts for its investments in unconsolidated real estate joint ventures under the equity method of accounting.

         Summarized financial information for the recurring operations of these real estate joint ventures, is as follows (in millions):


                                                            December 31,
                                                        2003            2002
                                                      --------         --------
           Assets:
                  Real estate, net                    $3,313.0         $2,511.8
                  Other assets                           156.2            132.5
                                                      --------         --------
                                                      $3,469.2         $2,644.3
                                                      ========         ========

           Liabilities and Partners' Capital:

                  Notes payable                       $   33.6         $   49.6
                  Mortgages payable                    2,343.7          1,720.6
                  Other liabilities                      107.2            116.6
                  Minority Interest                       10.8             10.8
                  Partners' capital                      973.9            746.7
                                                      --------         --------
                                                      $3,469.2         $2,644.3
                                                      ========         ========

                                                     Year Ended December 31,
                                                   2003       2002        2001
                                                  ------     ------     ------

           Revenues from rental property          $433.5     $314.8     $209.4
                                                  ------     ------     ------

           Operating expenses                     (121.9)     (78.2)     (52.9)
           Interest                               (140.1)    (108.0)     (74.5)
           Depreciation and amortization           (68.0)     (41.6)     (31.0)
           Other, net                               (9.3)      (4.5)      (3.0)
                                                  ------     ------     ------
                                                  (339.3)    (232.3)    (161.4)
                                                  ------     ------     ------
                Net income                        $ 94.2     $ 82.5     $ 48.0
                                                  ======     ======     ======

         Other liabilities in the accompanying Consolidated Balance Sheets include accounts with certain real estate joint ventures totaling approximately $11.0 million and $5.3 million at December 31, 2003 and 2002, respectively. The Company and its subsidiaries have varying equity interests in these real estate joint ventures, which may differ from their proportionate share of net income or loss recognized in accordance with generally accepted accounting principles.

         The Company's maximum exposure to losses associated with its unconsolidated joint ventures is limited to its carrying value in these investments. As of December 31, 2003 and 2002, the Company's carrying value in these investments approximated $487.4 million and $390.5 million, respectively.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

9. Other Real Estate Investments:

         Ward Venture -

         During March 2001, through a taxable REIT subsidiary, the Company formed a real estate joint venture, (the "Ward Venture") in which the Company has a 50% interest, for purposes of acquiring asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and its affiliates. These asset designation rights have provided the Ward Venture the ability to direct the ultimate disposition of the 315 fee and leasehold interests held by the bankrupt estate. The asset designation rights expired in August 2002 for the leasehold positions and expire in December 2004 for the fee owned locations. During the marketing period, the Ward Venture will be responsible for all carrying costs associated with the properties until the property is designated to a user. As of December 31, 2003, there were five properties which continue to be marketed.

         During 2003, the Ward Venture completed transactions on seven properties, and the Company recognized pre-tax profits of approximately $3.5 million.

         During 2002, the Ward Venture completed transactions on 32 properties, and the Company recognized pre-tax profits from the Ward Venture of approximately $11.3 million.

         Leveraged Lease -

         During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company's cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended).

         During 2002, four of these properties were sold whereby the proceeds from the sales were used to paydown the mortgage debt by approximately $9.6 million.

         During 2003, an additional four properties were sold whereby the proceeds from the sales were used to paydown the mortgage debt by approximately $9.1 million. As of December 31, 2003, the remaining 22 properties were encumbered by third-party non-recourse debt of approximately $73.6 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease.

         As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this obligation has been offset against the related net rental receivable under the lease.

         At December 31, 2003 and 2002 the Company's net investment in leveraged lease consists of the following (in millions):

                                                             2003         2002
                                                          -------      -------

               Remaining net rentals                      $  81.9      $  94.8
               Estimated unguaranteed residual value         59.2         65.2
               Non-recourse mortgage debt                   (73.6)       (86.0)
               Unearned and deferred income                 (63.6)       (70.0)
                                                          -------      -------
               Net investment in leveraged lease          $   3.9      $   4.0
                                                          =======      =======

           Kmart Venture -

         During July 2002, the Company formed the Kmart Venture in which the Company has a controlling interest for purposes of acquiring asset designation rights for 54 former Kmart locations. The total commitment to Kmart by the Kmart Venture, prior to the profit sharing arrangement commencing, was approximately $43.0 million. As of December 31, 2003, the Kmart Venture completed the designation of all properties and has funded the total commitment of approximately $43.0 million to Kmart.

         In addition, the profit sharing arrangement commenced with the Company recognizing pre-tax profits of approximately $0.6 million.

         Kimsouth -

         During November 2002, the Company, through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc., ("Kimsouth"). The Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in assumed mortgage debt. The Company's investment strategy with respect to Kimsouth includes re-tenanting, repositioning and disposition of the properties.
         During 2003, Kimsouth disposed of 14 shopping center properties, in separate transactions, for an aggregate sales price of approximately $84.0 million, including the assignment of approximately $18.4 million of mortgage debt encumbering six of the properties. During 2003, the Company recognized pre-tax profits from the Kimsouth investment of approximately $12.1 million.

         During December 2002, Kimsouth sold its joint venture interest in a property to its joint venture partner for net proceeds of approximately $4.6 million and disposed of another property for net proceeds of approximately $2.9 million.

         Selected financial information for Kimsouth is as follows (in millions):

                                                              December 31,
                                                           2003            2002
                                                         -------         -------
           Assets:
              Operating real estate, net                 $ 125.7         $ 282.3
              Real estate held for sale                     95.5             9.4
              Other assets                                  20.8            28.9
                                                         -------         -------
                                                         $ 242.0         $ 320.6
                                                         =======         =======

           Liabilities and Stockholders' Equity:
              Mortgages payable                          $ 137.0         $ 185.0
              Other liabilities                              3.6             3.6
              Stockholders' equity                         101.4           132.0
                                                         -------         -------
                                                         $ 242.0         $ 320.6
                                                         =======         =======


                                                       Year Ended December 31,
                                                        2003             2002
                                                       -------          -------

           Revenues from Rental Property               $  11.4          $  17.6

           Operating expenses                             (3.8)            (5.3)
           Interest                                       (9.7)            (7.8)
           Depreciation and amortization                  (4.3)            (6.6)
           Other, net                                     (0.1)            (8.6)
                                                       -------          -------
              Loss from continuing operations             (6.5)           (10.7)

           Income from discontinued operations            19.9              4.1
                                                       -------          -------

              Net income/(loss)                        $  13.4          $  (6.6)
                                                       =======          =======

         As of December 31, 2003, the Kimsouth portfolio was comprised of 22 properties aggregating approximately 3.2 million square feet of GLA located in six states.

         Preferred Equity Capital -

         During 2002, the Company established a preferred equity program, which provides capital to developers and owners of shopping centers. During 2002, the Company provided, in separate transactions, an aggregate of approximately $25.6 million in investment capital to developers and owners of nine shopping centers. During 2003, the Company provided, in separate transactions, an aggregate of approximately $45.5 million in investment capital to developers and owners of 14 shopping centers. Additionally during 2003, the Company received full payment plus incentive payments related to two preferred equity investments. As of December 31, 2003, the Company's net investment under the preferred equity program was $66.4 million relating to 21 shopping centers. For the year ended December 31, 2003 and 2002, the Company earned approximately $4.6 million and $1.0 million, respectively, from these investments.

         Investment in Retail Store Leases -

         The Company has interests in various retail store leases relating to the anchor store premises in neighborhood and community shopping centers. These premises have been sublet to retailers who lease the stores pursuant to net lease agreements. Income from the investment in these retail store leases during the years ended December 31, 2003, 2002 and 2001 was approximately $0.3 million, $0.8 million and $3.2 million, respectively. These amounts represent sublease revenues during the years ended December 31, 2003, 2002 and 2001 of approximately $12.3 million, $13.9 million and $16.8 million, respectively, less related expenses of $10.6 million, $11.7 million and $12.2 million, respectively, and an amount, which in management's estimate, reasonably provides for the recovery of the investment over a period representing the expected remaining term of the retail store leases. The Company's future minimum revenues under the terms of all noncancellable tenant subleases and future minimum obligations through the remaining terms of its retail store leases, assuming no new or renegotiated leases are executed for such premises, for future years are as follows (in millions): 2004, $11.0 and $7.9; 2005, $10.3 and $7.7; 2006, $8.9 and $6.3; 2007,
             $6.6 and $4.4; 2008, $3.9 and $2.7; and thereafter, $4.5 and $2.8, respectively.

10. Mortgages and Other Financing Receivables:
    ------------------------------------------

         During June 2003, the Company provided a five-year $3.5 million loan to Grass America, Inc. ("Grass America") at an interest rate of 12.25% per annum collateralized by certain real estate interests of Grass America. The Company receives principal and interest payments on a monthly basis.

         During December 2003, the Company provided a four-year $8.25 million term loan to Spartan Stores, Inc. ("Spartan") at a fixed rate of 16% per annum. This loan is collateralized by the real estate interests of Spartan with the Company receiving principal and interest payments monthly.

         During December 2003, the Company, through a taxable REIT subsidiary, acquired a $24.0 million participation interest in 12% senior secured notes of the FRI-MRD Corporation ("FRI-MRD") for $13.3 million. These notes, which are currently non-performing, are collateralized by certain equity interests and a note receivable of a FRI-MRD subsidiary.

         During March 2002, the Company provided a $50.0 million ten-year loan to Shopko Stores, Inc., at an interest rate of 11.0% per annum collateralized by 15 properties. The Company receives principal and interest payments on a monthly basis. During January 2003, the Company sold a $37.0 million participation interest in this loan to an unaffiliated third party. The interest rate of the $37.0 million participation interest is a variable rate based on LIBOR plus 3.50%. The Company continues to act as the servicer for the full amount of the loan.

         During 2003, the Company provided, in separate transactions, an aggregate $16.2 million of additional mortgage financing of which $11.5 million has been repaid. These loans have maturities generally ranging from 3 to 30 years and accrue interest at rates ranging from 7% to 12%.

         During March 2002, the Company provided a $15.0 million three-year loan to Gottchalks, Inc., at an interest rate of 12.0% per annum collateralized by three properties. The Company receives principal and interest payments on a monthly basis. As of December 31, 2003, the outstanding loan balance was approximately $13.3 million.

         During May 2002, in connection with Frank's Nursery & Crafts, Inc.
             ("Franks") emergence from Chapter 11 under the U.S. Bankruptcy Code, the Company received approximately 4.3 million shares of Frank's common stock in settlement of its pre-petition claim. The Company also provided exit financing in the form of a $15.0 million three-year term loan at a fixed interest rate of 10.25% per annum collateralized by 40 real estate interests. Simultaneously, the Company provided an additional $17.5 million revolving loan, also at an interest rate of 10.25% per annum. Interest is payable quarterly in arrears. As of December 31, 2003, the aggregate outstanding loan balance was approximately $32.5 million. As an inducement to make these loans, Frank's issued the Company approximately 4.4 million warrants with an exercise price of $1.15 per share and 5.0 million warrants with an exercise price of $2.00 per share. During 2003, the Company had written down the remaining carrying value of its equity investment in Frank's common stock and fully reserved the value of Frank's warrants with a corresponding adjustment in OCI.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         During September 2002, a $27.5 million loan to Ames Department Stores,
             Inc. ("AMES"), was restructured as a two-year $100.0 million secured revolving loan of which the Company has a 40% interest. This revolving loan is collateralized by all of Ames' real estate interests. The loan bears interest at 8.5% per annum and provides for contingent interest upon the successful disposition of the Ames properties. There was no outstanding balance on the revolving loan at December 31, 2003.

11. Cash and Cash Equivalents:
    --------------------------

         Cashand cash equivalents (demand deposits in banks, commercial paper and certificates of deposit with original maturities of three months or less) includes tenants' security deposits, escrowed funds and other restricted deposits approximating $0.1 million at December 31, 2003 and 2002.

         Cashand cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuers.

12. Marketable Securities:
    ----------------------

         The amortized cost and estimated fair values of securities available-for-sale and held-to-maturity at December 31, 2003 and 2002 are as follows (in thousands):


                                                                 December 31, 2003
                                               --------------------------------------------------------
                                                                Gross           Gross          Estimated
                                               Amortized      Unrealized       Unrealized        Fair
                                                 Cost           Gains           Losses           Value
                                               -------         -------         -------          -------
           Available-for-sale:
             Equity securities                 $18,513         $ 9,063         $  (272)         $27,304

           Held-to-maturity:
              Other debt securities             18,373           2,926             (30)          21,269
                                               -------         -------         -------          -------


           Total marketable securities         $36,886         $11,989         $  (302)         $48,573
                                               =======         =======         =======          =======

                                                                December 31, 2002
                                               --------------------------------------------------------

                                                                Gross           Gross          Estimated
                                              Amortized      Unrealized       Unrealized         Fair
                                                Cost            Gains           Losses           Value
                                               -------         -------         -------          -------
           Available-for-sale:
             Equity securities                 $38,875         $ 5,038         $  (873)         $43,040

           Held-to-maturity:
              Other debt securities             23,952           2,002             (26)          25,928
                                               -------         -------         -------          -------

           Total marketable securities         $62,827         $ 7,040         $  (899)         $68,968
                                               =======         =======         =======          =======

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         As of December 31, 2003, the contractual maturities of Other debt securities classified as held-to-maturity are as follows: within one year, $2.7 million; after one year through five years, $0.0; after five years through 10 years, $12.1 million and after 10 years, $3.6 million. Actual maturities may differ from contractual maturities as issuers may have the right to prepay debt obligations with or without prepayment penalties.

13.  Notes Payable:
     --------------

         The Company has implemented a medium-term notes ("MTN") program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including
             (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs, and (ii) managing the Company's debt maturities.

         As of December 31, 2003, a total principal amount of $757.25 million, in senior fixed-rate MTNs had been issued under the MTN program primarily for the acquisition of neighborhood and community shopping centers, the expansion and improvement of properties in the Company's portfolio and the repayment of certain debt obligations of the Company. These fixed-rate notes have maturities ranging from ten months to ten years as of December 31, 2003 and bear interest at rates ranging from 3.95% to 7.91%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

         During May 2003, the Company issued $50.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed rate MTN matures in May 2010 and bears interest at 4.62% per annum, payable semi-annually in arrears. The proceeds from this MTN issuance were used to partially fund the redemption of the Company's $75 million 7 3/4% Class A Cumulative Redeemable Preferred Stock.

         During August 2003, the Company issued $100.0 million of fixed rate unsecured senior notes under its MTN program. This fixed rate MTN matures in August 2008 and bears interest at 3.95% per annum, payable semi-annually in arrears. The proceeds from this MTN issuance were used to redeem all $100.0 million of the Company's remarketed reset notes maturing August 18, 2008 bearing interest at LIBOR plus 1.25%.

         During October 2003, the Company issued $100.0 million of fixed rate unsecured senior notes under its MTN program. This fixed rate MTN matures in October 2013 and bears interest at 5.19% per annum, payable semi-annually in arrears. The proceeds from this MTN issuance were used for the repayment of the Company's 6.5% $100.0 million fixed-rate unsecured senior notes that matured October 1, 2003.

         During July 2002, the Company issued an aggregate $102.0 million of unsecured debt under its MTN program. These issuances consisted of
             (i) an $85.0 million floating-rate MTN which matures in August 2004 and bears interest at LIBOR plus 0.50% per annum and (ii) a $17.0 million fixed-rate MTN which matures in July 2012 and bears interest at 5.98% per annum. The proceeds from these MTN issuances were used toward the repayment of a $110.0 million floating-rate MTN which matured in August 2002. In addition, the Company entered into an interest rate swap agreement on the $85.0 million floating-rate MTN which effectively fixed the interest rate at 2.3725% per annum until November 2003. During 2003, the Company elected not to renew the interest rate swap on the $85.0 million MTN. At December 31, 2003, the rate on this MTN was 1.66% per annum.

         During November 2002, the Company issued $35.0 million of 4.961% fixed-rate Senior Notes due 2007 (the "2007 Notes"). Interest on the 2007 Notes is payable semi-annually in arrears. Net proceeds from the issuance totaling approximately $34.9 million, after related transaction costs of approximately $0.1 million, were primarily used to repay outstanding borrowings on the Company's unsecured credit facilities.

         Also, during November 2002, the Company issued $200.0 million of 6% fixed-rate Senior Notes due 2012 (the "2012 Notes"). Interest on the 2012 Notes is payable semi-annually in arrears. The Notes were sold at 99.79% of par value. Net proceeds from the issuance totaling approximately $198.3 million, after related transaction costs of approximately $1.3 million, were primarily used to repay outstanding borrowings on the Company's unsecured credit facilities.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         As of December 31, 2003, the Company has a total principal amount of $470.0 million, in fixed-rate unsecured senior notes. These fixed-rate notes have maturities ranging six months to ten years as of December 31, 2003, and bear interest at rates ranging from 4.96% to 7.50%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

         During June 2003, the Company established a $500.0 million unsecured revolving credit facility (the "Credit Facility") with a group of banks, which is scheduled to expire in August 2006. This Credit Facility replaced the Company's $250.0 million unsecured revolving credit facility. Under the terms of the Credit Facility, funds may be borrowed for general corporate purposes, including the funding of (i) property acquisitions, (ii) development and redevelopment costs, and (iii) any short-term working capital requirements. Interest on borrowings under the Credit Facility accrues at a spread (currently 0.55%) to LIBOR, and fluctuates in accordance with changes in the Company's senior debt ratings. The Company's senior debt ratings are currently A-/stable from Standard & Poors and Baa1/stable from Moody's Investor Services. As part of this Credit Facility, the Company has a competitive bid option where the Company may auction up to $250.0 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 0.55%. A facility fee of 0.15% per annum is payable quarterly in arrears. Pursuant to the terms of the Credit Facility, the Company, among other things, is (i) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate debt and minimum unencumbered asset and equity levels, and (ii) restricted from paying dividends in amounts that exceed 90% of funds from operations, as defined. As of December 31, 2003, there was $45.0 million outstanding under this Credit Facility.

         During October 2003, the Company obtained a $400.0 million unsecured bridge facility that bears interest at LIBOR plus 0.55%. This loan is scheduled to expire September 30,2004 with an option to extend up to $150.0 million for an additional year. The Company utilized these proceeds to partially fund the Mid-Atlantic Realty Trust transaction. Pursuant to the terms of this facility, the Company is subject to the same covenants and requirements as the $500.0 million Credit Facility described above. As of December 31, 2003, there was $329.0 million outstanding on this unsecured bridge facility.

         In accordance with the terms of the Indenture, as amended, pursuant to which the Company's senior, unsecured notes have been issued, the Company is (a) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate and secured debt, minimum debt service coverage ratios and minimum equity levels, and (b) restricted from paying dividends in amounts that exceed by more than $26.0 million the funds from operations, as defined, generated through the end of the calendar quarter most recently completed prior to the declaration of such dividend; however, this dividend limitation does not apply to any distributions necessary to maintain the Company's qualification as a REIT providing the Company is in compliance with its total leverage limitations.

         During July 2002, the Company established an additional $150.0 million unsecured revolving credit facility. During December 2002, the Company paid down the outstanding balance and terminated this facility.

         The scheduled maturities of all unsecured senior notes payable as of December 31, 2003 are approximately as follows (in millions): 2004, $514.0; 2005, $200.25; 2006, $130.0; 2007, $195.0; 2008, $100.0 and
             thereafter, $547.0.

14.  Mortgages Payable:
     ------------------

         During October 2003, in connection with the Mid-Atlantic Merger, the Company assumed approximately $181.7 million of individual non-recourse mortgages encumbering twenty properties, including an aggregate premium of $24.6 million related to the fair value adjustment of these mortgages in accordance with SFAS No. 141. As of December 31, 2003, the aggregate outstanding balance of these mortgages was $180.9 million with the Company realizing a $0.8 million reduction in interest expense related to the amortization of the mortgage premium.

         As part of the Company's strategy to reduce its exposure to Kmart Corporation, the Company had previously encumbered certain Kmart sites with individual non-recourse mortgages. As a result of the Kmart bankruptcy filing in January 2002 and the subsequent rejection of leases including these encumbered sites, the Company, during July 2002, had suspended debt service payments on these loans and began active negotiations with the respective lenders.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         During 2003, the Company reached agreement with certain lenders in connection with three individual non-recourse mortgages encumbering three former Kmart sites. The Company paid approximately $14.2 million in full satisfaction of these loans which aggregated approximately $24.0 million. As a result of these transactions, the Company recognized a gain on early extinguishment of debt of approximately $9.7 million during 2003, of which $6.8 million is included in Income from discontinued operations.

         During December 2002, the Company reached agreement with certain lenders in connection with four former Kmart sites. The Company paid approximately $24.2 million in full satisfaction of the loans encumbering these properties which aggregated $46.5 million and the Company recognized a gain on early extinguishment of debt of approximately $22.3 million.

         Mortgages payable, collateralized by certain shopping center properties and related tenants' leases, are generally due in monthly installments of principal and/or interest which mature at various dates through 2023. Interest rates range from approximately 6.10% to 9.75% (weighted average interest rate of 7.85% as of December 31, 2003). The scheduled maturities of all mortgages payable as of December 31, 2003, are approximately as follows (in millions):
             2004, $8.7; 2005, $14.2; 2006, $53.1; 2007, $12.6; 2008, $43.1 and
             thereafter, $244.2.

         One of the Company's properties is encumbered by approximately $6.4 million in floating-rate, tax-exempt mortgage bond financing. The rate on this bond is reset annually, at which time bondholders have the right to require the Company to repurchase the bonds. The Company has engaged a remarketing agent for the purpose of offering for resale the bonds in the event it is tendered to the Company. All bonds tendered for redemption in the past have been remarketed and the Company has arrangements, including letters of credit, with banks to both collateralize the principal amount and accrued interest on such bonds and to fund any repurchase obligations.

15. Construction Loans Payable:
    ----------------------------

         During 2003, the Company obtained construction financing on seven ground-up development projects for an aggregate loan commitment amount of up to $152.2 million, of which approximately $45.6 million was funded for the year ended December 31, 2003. As of December 31, 2003, the Company had a total of thirteen construction loans with total commitments of up to $238.9 million of which $92.8 million had been funded. These loans have maturities ranging from 3 to 34 months and variable interest rates ranging from 2.87% to 5.00% at December 31, 2003. These construction loans are collateralized by the respective projects and associated tenants' leases. The scheduled maturities of all construction loans payable as of December 31, 2003 are approximately as follows (in millions):
             2004, $47.7; 2005, $30.1 and 2006, $15.0.

16. Fair Value Disclosure of Financial Instruments:
    -----------------------------------------------

         All financial instruments of the Company are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management's estimation based upon an interpretation of available market information and valuation methodologies reasonably approximate their fair values except those listed below for which fair values are reflected. The valuation method used to estimate fair value for fixed rate debt is based on discounted cash flow analyses. The fair values for marketable securities are based on published or securities dealers' estimated market values. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Company's financial instruments. The following are financial instruments for which the Company's estimate of fair value differs from the carrying amounts (in thousands):

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued



                                                                     December 31,
                                         -------------------------------------------------------------------
                                                    2003                                   2002
                                         -----------------------------         -----------------------------
                                                           Estimated                             Estimated
                                          Carrying            Fair              Carrying            Fair
                                          Amounts             Value             Amounts             Value
                                         ----------         ----------         ----------         ----------
           Marketable Securities         $   45,677         $   48,573         $   66,992         $   68,968

           Notes Payable                 $1,686,250         $1,756,834         $1,302,250         $1,353,884

           Mortgages Payable             $  375,914         $  421,123         $  230,760         $  282,361


17. Financial Instruments - Derivatives and Hedging:
    ------------------------------------------------

         The Company is exposed to the effect of changes in interest rates, foreign currency exchange rate fluctuations and market value fluctuations of equity securities. The Company limits these risks by following established risk management policies and procedures including the use of derivatives.

         The principal financial instruments currently used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross currency swaps and warrant contracts. The Company, from time to time, hedges the future cash flows of its floating-rate debt instruments to reduce exposure to interest rate risk principally through interest rate swaps with major financial institutions. The Company had interest-rate swap agreements on its $85.0 million floating-rate MTN and on its $100.0 million floating-rate remarketed reset notes, which were designated and qualified as cash flow hedges of the variability in floating-rate interest payments on the hedged debt. The Company determined that these swap agreements were highly effective in offsetting future variable interest cash flows related to the Company's debt portfolio.

         The swap agreement relating to the Company's $100.0 million floating-rate remarketed reset notes matured in August 2003. This agreement was not renewed as the Company elected to pay-off its outstanding $100.0 million floating-rate remarketed reset notes during August 2003.

         The swap agreement relating to the Company's $85.0 million floating-rate MTN matured in November 2003. The Company has elected not to renew this contract.

         For the years ended December 31, 2003 and 2002, the change in the fair value of the interest rate swaps was $0.6 million and $3.3 million, respectively, which was recorded in OCI, a component of stockholders' equity, with a corresponding liability reduction for the same amount.

         As of December 31, 2003, the Company had foreign currency forward contracts designated as hedges of its Canadian investments in real estate aggregating approximately CAD $184.6 million. In addition, the Company had foreign currency forward contracts and a cross currency swap with an aggregate notional amount of approximately $381.8 million pesos ("MXN") (approximately USD $34.0 million) designated as hedges of its Mexican real estate investments. In December 2003, the Company sold 50% of its Mexican investments and assigned approximately MXN $156.9 million of the MXN hedges in connection with the sale of the underlying investments that were being hedged. At December 31, 2003, the Company had remaining Mexican net investment hedges outstanding with a notional amount of approximately MXN $224.9 million.

         The Company has designated these foreign currency agreements as net investment hedges of the foreign currency exposure of its net investment in Canadian and Mexican real estate operations. The Company believes these agreements are highly effective in reducing the exposure to fluctuations in exchange rates. As such, gains and losses on these net investment hedges were reported in the same manner as a translation adjustment in accordance with SFAS No. 52, Foreign Currency Translation. During 2003, $25.1 million of unrealized losses and $0.2 million of unrealized gains were included in the cumulative translation adjustment relating to the Company's net investment hedges of its Canadian and Mexican investments.

         During 2001, the Company acquired warrants to purchase the common stock of a Canadian REIT. The Company has designated the warrants as a cash flow hedge of the variability in expected future cash outflows upon purchasing the common stock. The Company has determined the hedged cash outflow is probable and expected to occur prior to the expiration date of the warrants. The Company has determined that the warrants are fully effective.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         For the year ended December 31, 2003, the change in fair value of the warrants resulted in an unrealized gain of approximately $6.0 million, which was recorded in OCI with a corresponding increase in Other assets for the same amount.

         The following table summarized the notional values and fair values of the Company's derivative financial instruments as of December 31, 2003:

                                                                                                          Fair Value
                Hedge Type                        Notional Value               Rate         Maturity      (in millions)
                ----------                        --------------               ----         --------      -------------
           Warrants - cash flow                    2,500,000 shares of           CAD           9/06            $8.3
                                                   common stock                $11.02

           Foreign currency forwards - net         CAD $184.6 million          1.4013 -    1/05 - 7/06       ($23.8)
           investment                                                          1.6194

           Foreign currency forwards - net         MXN $142.5 million          11.838 -       10/04           ($0.5)
           investment                                                          12.615         11/04

           MXN cross currency swap                 MXN $82.4 million            7.227         10/07           ($0.2)
           - net investment

           Foreign currency forwards - fair value  CAD $5.0 million            1.5918          4/05           ($0.6)

         As of December 31, 2003, these derivative instruments were reported at their fair value as other liabilities of $25.1 million and other assets of $8.3 million. The Company does not expect to reclassify to earnings any of the current balance during the next 12 months.

18. Preferred Stock, Common Stock and DownREIT Unit Transactions:
    -------------------------------------------------------------

         At December 31, 2002, the Company had outstanding 3,000,000 Depositary Shares (the "Class A Depositary Shares"), each such Class A Depositary Share representing a one-tenth fractional interest of a share of the Company's 7-3/4% Class A Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class A Preferred Stock"), 2,000,000 Depositary Shares (the "Class B Depositary Shares"), each such Class B Depositary Share representing a one-tenth fractional interest of a share of the Company's 8-1/2% Class B Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class B Preferred Stock") and 4,000,000 Depositary Shares (the "Class C Depositary Shares"), each such Class C Depositary Share representing a one-tenth fractional interest of a share of the Company's 8-3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class C Preferred Stock").

         During June 2003, the Company redeemed all 2,000,000 outstanding depositary shares of the Company's Class B Preferred Stock, all 3,000,000 outstanding depositary shares of the Company's Class A Preferred Stock and all 4,000,000 outstanding depositary shares of the Company's Class C Preferred Stock, each at a redemption price of $25.00 per depositary share, totaling $225.0 million, plus accrued dividends. In accordance with Emerging Issues Task Force ("EITF") D-42, the Company deducted from the calculation of net income available to common shareholders original issuance costs of approximately $7.8 million associated with the redemption of the Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock.

         During June 2003, the Company issued 7,000,000 Depositary Shares (the
             "Class F Depositary Shares"), each such Class F Depositary Share representing a one-tenth fractional interest of a share of the Company's 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class F Preferred Stock"). Dividends on the Class F Depositary Shares are cumulative and payable quarterly in arrears at the rate of 6.65% per annum based on the $25.00 per share initial offering price, of $1.6625 per annum. The Class F Depositary Shares are redeemable, in whole or part, for cash on or after June 5, 2008 at the option of the Company, at a redemption price of $25.00 per depositary share, plus any accrued and unpaid dividends thereon. The Class F Depositary Shares are not convertible or exchangeable for any other property or securities of the Company. Net proceeds from the sale of the Class F Depositary Shares, totaling approximately $169.0 million (after related transaction costs of $6.0 million) were used to redeem all of the Company's Class B Preferred Stock and Class C Preferred Stock and to fund a portion of the redemption of the Company's Class A Preferred Stock.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


         Voting Rights - As to any matter on which the Class F Preferred Stock,
             ("Preferred Stock") may vote, including any action by written consent, each share of Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof. With respect to each share of Preferred Stock, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per share of Preferred Stock). As a result, each Class F Depositary Share is entitled to one vote.

         Liquidation Rights - In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Preferred Stock holders are entitled to be paid, out of the assets of the Company legally available for distribution to its stockholders, a liquidation preference of $250.00 per share ($25.00 per Class F Depositary Share), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Company's common stock or any other capital stock that ranks junior to the Preferred Stock as to liquidation rights.

         During June 2003, the Company completed a primary public stock offering of 2,070,000 shares of the Company's common stock. The net proceeds from this sale of common stock, totaling approximately $76.0 million (after related transaction costs of $0.7 million) were used for general corporate purposes, including the acquisition of interests in real estate properties.

         During September 2003, the Company completed a primary public stock offering of 2,760,000 shares of the Company's common stock. The net proceeds from this sale of common stock, totaling approximately $112.7 million (after related transaction costs of $1.0 million) were used for general corporate purposes, including the acquisition of interests in real estate properties.

         During October 2002, the Company acquired an interest in a shopping center property located in Daly City, CA valued at $80.0 million through the issuance of approximately 2.4 million downREIT units (the "Units") which are convertible at a ratio of 1:1 into the Company's common stock. The downREIT unit holder has the right to convert the Units anytime after one year. In addition, the Company has the right to mandatorily require a conversion after ten years. If at the time of conversion the common stock price for the 20 previous trading days is less than $33.57 per share the unit holder would be entitled to additional shares, however, the maximum number of additional shares is limited to 251,966 based upon a floor common stock price of $30.36. The Company has the option to settle the conversion in cash. Dividends on the Units are paid quarterly at the rate of the Company's common stock dividend multiplied by
             1.1057. The value of the units is included in Minority interests in partnerships on the accompanying Consolidated Balance Sheets.

19. Supplemental schedule of non-cash investing/financing activities:
    -----------------------------------------------------------------

         The following schedule summarizes the non-cash investing and financing activities of the Company for the years ended December 31, 2003, 2002 and 2001 (in thousands):

                                                                           2003             2002             2001
                                                                         --------         --------         --------
           Acquisition of real estate interests by assumption of
           mortgage debt                                                 $180,893         $  3,477         $ 17,220

           Acquisition of real estate interest by issuance of
           convertible downREIT units                                    $     --         $ 80,000         $     --

           Acquisition of real estate through purchase of
           partnership interests                                         $     --         $  6,638         $     --

           Investment in real estate joint ventures by issuance
           of stock and contribution of property                         $     --         $     --         $  3,420

           Disposition of real estate interests by assignment of
           mortgage debt                                                 $ 23,068         $ 28,747         $     --

           Proceeds held in escrow from sale of real estate
           interests                                                     $ 41,194         $  5,433         $     --

           Notes received upon disposition of real estate
           interests                                                     $ 14,490         $     --         $    400

           Notes received upon exercise of stock options                 $    100         $    555         $    850

           Declaration of dividends paid in succeeding period            $ 65,969         $ 59,646         $ 57,345

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


20. Transactions with Related Parties:
    ----------------------------------

         The Company, along with its joint venture partner provided KROP short-term interim financing for all acquisitions by KROP for which a mortgage was not in place at the time of closing. All such financing had maturities of less than one year and bears interest at rates ranging from LIBOR plus 4.0% to LIBOR plus 5.25% and LIBOR plus 4.0% and LIBOR plus 4.5% for the years ended December 31, 2003 and 2002, respectively. KROP had outstanding short-term interim financing due to GECRE and the Company totaling $16.8 million each as of December 31, 2003 and $17.3 million each as of December 31, 2002. The Company earned $1.0 million and $0.8 million during 2003 and 2002, respectively, related to such interim financing.

         The Company provides management services for shopping centers owned principally by affiliated entities and various real estate joint ventures in which certain stockholders of the Company have economic interests. Such services are performed pursuant to management agreements which provide for fees based upon a percentage of gross revenues from the properties and other direct costs incurred in connection with management of the centers.

             Reference is made to Notes 8 and 9 for additional information regarding transactions with related parties.

21. Commitments and Contingencies:
    ------------------------------

         The Company and its subsidiaries are primarily engaged in the operation of shopping centers which are either owned or held under long-term leases which expire at various dates through 2087. The Company and its subsidiaries, in turn, lease premises in these centers to tenants pursuant to lease agreements which provide for terms ranging generally from 5 to 25 years and for annual minimum rentals plus incremental rents based on operating expense levels and tenants' sales volumes. Annual minimum rentals plus incremental rents based on operating expense levels comprised approximately 99% of total revenues from rental property for each of the three years ended December 31, 2003, 2002 and 2001, respectively.

         The future minimum revenues from rental property under the terms of all noncancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, for future years are approximately as follows (in millions): 2004, $381.7; 2005, $352.2; 2006, $315.3; 2007, $280.5; 2008, $239.6 and thereafter, $1,477.2.

         Minimum rental payments under the terms of all noncancellable operating leases pertaining to its shopping center portfolio for future years are approximately as follows (in millions): 2004, $11.3; 2005, $10.9; 2006, $10.2; 2007, $9.9; 2008, $8.9 and thereafter, $153.5.

         The Company has issued letters of credit in connection with the collateralization of tax-exempt mortgage bonds, completion guarantees for certain construction projects, and guaranty of payment related to the Company's insurance program. These letters of credit aggregate approximately $15.3 million.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued



         Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $5.0 million (approximately USD $3.9 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and has approximately CAD $3.1 million (approximately USD $2.4 million) outstanding as of December 31, 2003 relating to various development projects.

         During 2003, the limited partners in KIR, an entity in which the Company holds a 43.3% non-controlling interest, contributed $30.0 million towards their respective capital commitments, including $13.0 million by the Company. As of December 31, 2003, KIR had unfunded capital commitments of $99.0 million, including $42.9 million from the Company.

22.  Incentive Plans:
     ----------------

         The Company maintains a stock option plan (the "Plan") pursuant to which a maximum 18,500,000 shares of the Company's common stock may be issued for qualified and non-qualified options. Options granted under the Plan generally vest ratably over a three-year term, expire ten years from the date of grant and are exercisable at the market price on the date of grant, unless otherwise determined by the Board in its sole discretion. In addition, the Plan provides for the granting of certain options to each of the Company's non-employee directors (the "Independent Directors") and permits such Independent Directors to elect to receive deferred stock awards in lieu of directors' fees.

         Information with respect to stock options under the Plan for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                                           Weighted Average
                                                                            Exercise Price
                                                            Shares           Per Share
                                                          ----------       --------------
           Options outstanding, December 31, 2000          5,538,795          $22.44
                Exercised                                 (1,694,227)         $20.62
                Granted                                    2,119,175          $30.71
                Forfeited                                    (54,390)         $25.76
                                                          ----------
           Options outstanding, December 31, 2001          5,909,353          $25.90
                Exercised                                   (307,831)         $18.76
                Granted                                    1,562,525          $31.27
                Forfeited                                    (61,974)         $27.99
                                                          ----------
           Options outstanding, December 31, 2002          7,102,073          $27.37
                Exercised                                 (1,078,203)         $23.92
                Granted                                    1,621,438          $43.34
                Forfeited                                    (89,503)         $31.16
                                                          ----------
           Options outstanding, December 31, 2003          7,555,805          $31.24
                                                          ==========


                Options exercisable -
                      December 31, 2001                    2,369,288          $21.98
                                                          ==========          ======
                      December 31, 2002                    3,298,417          $24.06
                                                          ==========          ======
                      December 31, 2003                    3,619,774          $26.47
                                                          ==========          ======


         The exercise prices for options outstanding as of December 31, 2003 range from $14.78 to $44.36 per share. The weighted average remaining contractual life for options outstanding as of December 31, 2003 was approximately 7.7 years. Options to purchase 5,109,883, 1,731,321 and 3,293,846 shares of the Company's common stock were available for issuance under the Plan at December 31, 2003, 2002 and 2001, respectively.

         The Company maintains a 401(k) retirement plan covering substantially all officers and employees which permits participants to defer up to the maximum allowable amount determined by the Internal Revenue Service of their eligible compensation. This deferred compensation, together with Company matching contributions which generally equal employee deferrals up to a maximum of 5% of their eligible compensation, is fully vested and funded as of December 31, 2003. Company contributions to the plan were approximately $0.8 million, $0.7 million and $0.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

23.  Income Taxes:
     -------------

         The Company elected to qualify as a REIT in accordance with the Code commencing with its taxable year which began January 1, 1992. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted REIT taxable income to its stockholders. It is management's intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

         Reconciliation between GAAP Net Income and Federal Taxable Income:
         ------------------------------------------------------------------

         The following table reconciles GAAP net income to taxable income for the years ended December 31, 2003, 2002 and 2001 (in thousands):

                                                                                         2003           2002           2001
                                                                                      (Estimated)     (Actual)        (Actual)
                                                                                       ---------      ---------       ---------
           GAAP net income                                                             $ 307,879      $ 245,668       $ 236,538
               Less: GAAP net income of taxable REIT subsidiaries                        (12,814)       (23,573)        (29,063)
                                                                                       ---------      ---------       ---------
           GAAP net income from REIT operations (Note 1)                                 295,065        222,095         207,475
           Net book depreciation in excess of, (less than) tax depreciation              (40,781)         4,132           3,612
           Deferred and prepaid rents                                                     (6,000)        (5,944)         (6,647)
           Exercise of non-qualified stock options                                       (11,900)        (2,151)        (15,354)
           Book/tax differences from investments in real estate joint ventures           (10,838)       (18,994)         (3,206)
           Book/tax difference on sale of real property                                  (30,432)       (13,346)          3,864
           Book adjustment to property carrying values                                     4,016         33,030              --
           Other book/tax differences, net                                                (3,600)        11,719           8,999
                                                                                       ---------      ---------       ---------
           Adjusted taxable income subject to 90% dividend
             Requirements                                                              $ 195,530      $ 230,541       $ 198,743
                                                                                       =========      =========       =========

        Note 1 - All adjustments to "GAAP net income from REIT operations" are net of amounts attributable to minority interest and taxable REIT subsidiaries.

         Reconciliation between Cash Dividends Paid and Dividends Paid Deductions (in thousands):
         ----------------------------------------------------------------------

        Cash dividends paid exceeded the dividends paid deduction for the year ended December 31, 2003 and amounted to $246,301. For the years ended December 31, 2002 and 2001, cash dividends paid were equal to the dividends paid deduction and amounted to $235,602 and $209,785, respectively.

         Characterization of Distributions:

         The following characterizes distributions paid for the years ended
             December 31, 2003, 2002 and 2001 (in thousands):


                                           2003                        2002                         2001
                                           ----                        ----                         ----
         Preferred Dividends
         -------------------
           Ordinary income               $13,169          84%        $17,935            96%       $26,253        100%
           Capital gain                    2,451          16%            764             4%             -           -
                                        --------         ----       --------           ----      --------        ----
                                         $15,620         100%        $18,699           100%       $26,253        100%
                                        --------                    --------                     --------

         Common Dividends
         ----------------
           Ordinary income              $171,071          74%       $208,040            96%      $174,380         95%
           Capital gain                   31,840          14%          8,863             4%             -           -
           Return of capital              27,770          12%              -              -         9,152          5%
                                        --------        -----       --------           ----      --------        ----
                                        $230,681         100%       $216,903           100%      $183,532        100%
                                        --------                    --------                     --------

         Total dividends
         distributed                    $246,301                    $235,602                     $209,785
                                        ========                    ========                     ========

                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

         Taxable REIT Subsidiaries ("TRS"):
         ----------------------------------

         Commencing January 1, 2001, the Company is subject to federal, state and local income taxes on the income from its TRS activities.

         Income taxes have been provided for on the asset and liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of the TRS assets and liabilities.

         The Company's TRS income and provision for income taxes for the years ended December 31, 2003, 2002 and 2001, are summarized as follows (in thousands):

                                                      2003            2002            2001
                                                     -------         -------         -------

           Net income before income taxes            $21,328         $36,477         $48,439
                                                     -------         -------         -------
           Less provision for income taxes:
                    Federal                            7,104          10,538          15,682
                    State and local                    1,410           2,366           3,694
                                                     -------         -------         -------
                         Total tax provision           8,514          12,904          19,376
                                                     -------         -------         -------

           TRS net income                            $12,814         $23,573         $29,063
                                                     =======         =======         =======

         Deferred tax assets of approximately $11.0 million and $4.4 million and deferred tax liabilities of approximately $7.5 million and $1.7 million are included in the caption Other assets and Other liabilities on the accompanying Consolidated Balance Sheets at December 31, 2003 and 2002, respectively. These deferred tax assets and liabilities relate primarily to differences in the timing of the recognition of income/(loss) between GAAP and tax basis of accounting of (i) real estate joint ventures, (ii) other real estate investments and (iii) other deductible temporary differences.

         The income tax provision differs from the amount computed by applying the statutory federal income tax rate to taxable income before income taxes as follows (in thousands):

                                                           2003             2002              2001
                                                         --------         --------          --------
           Federal provision at statutory tax
             rate (35%)                                  $  7,465         $ 12,767          $ 16,954
           State and local taxes, net of federal
             benefit                                        1,049            2,010             2,422
           Other                                               --           (1,873)               --
                                                         --------         --------          --------

                                                         $  8,514         $ 12,904          $ 19,376
                                                         ========         ========          ========


24. Supplemental Financial Information:
    -----------------------------------

         The following represents the results of operations, expressed in thousands except per share amounts, for each quarter during years 2003 and 2002:

                                                                               2003 (Unaudited)
                                                    -----------------------------------------------------------------------
                                                       Mar. 31           June 30              Sept. 30            Dec. 31
                                                    -----------         -----------         -----------         -----------
           Revenues from rental property(1)         $   118,581         $   114,048         $   117,409         $   125,503

           Net income                               $    70,961         $    61,346         $    91,504         $    84,068

               Net income per common share:
                    Basic                           $       .63         $       .47         $       .82         $       .73
                    Diluted                         $       .63         $       .46         $       .80         $       .72


                                                                                  2002 (Unaudited)
                                                    -----------------------------------------------------------------------
                                                       Mar. 31            June 30            Sept. 30             Dec. 31
                                                    -----------         -----------         -----------         -----------
           Revenues from rental property (1)         $   106,120         $   106,632         $   104,702         $   110,413

           Net income                                $    60,894         $    61,055         $    60,756         $    62,963

               Net income per common share:
                    Basic                            $       .54         $       .54         $       .54         $       .56
                    Diluted                          $       .53         $       .54         $       .53         $       .56


                    KIMCO REALTY CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued


    (1) All periods have been adjusted to reflect the impact of operating properties sold during the nine months ended September 30, 2004 and during the year ended December 31, 2003 and 2002, and properties classified as held for sale as of December 31, 2003 which are reflected in the caption Discontinued operations on the accompanying Consolidated Statements of Income.

         Accounts and notes receivable in the accompanying Consolidated Balance
             Sheets are net of estimated unrecoverable amounts of approximately $9.7 million and $5.8 million at December 31, 2003 and 2002, respectively.

25. Pro Forma Financial Information (Unaudited):
    --------------------------------------------

         As discussed in Notes 3, 4 and 5, the Company and certain of its subsidiaries acquired and disposed of interests in certain operating properties during 2003. The pro forma financial information set forth below is based upon the Company's historical Consolidated Statements of Income for the years ended December 31, 2003 and 2002, adjusted to give effect to these transactions as of January 1, 2002.

         The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred on January 1, 2002, nor does it purport to represent the results of operations for future periods.
             (Amounts presented in millions, except per share figures.)

                                                     Years ended December 31,
                                                    -------------------------
                                                        2003             2002
                                                    --------         --------

           Revenues from rental property            $  526.2         $  505.6
           Net income                               $  260.4         $  269.0

               Net income per common share:
                    Basic                           $   2.22         $   2.29
                                                    ========         ========
                    Diluted                         $   2.19         $   2.27
                                                    ========         ========